  As filed with the Securities and Exchange Commission on October 2, 2001

                                                      Registration No. 333-68340
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                       PRE-EFFECTIVE AMENDMENT NO. 2

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

    FIRST CITIZENS BANCSHARES, INC.             FCB/NC CAPITAL TRUST II
 (Exact name of registrant as specified  (Exact name of registrant as specified
            in its charter)                         in its charter)


                Delaware                                Delaware
    (State or other jurisdiction of         (State or other jurisdiction of
     incorporation or organization)          incorporation or organization)


               56-1528994                              51-6523400
  (I.R.S. Employer Identification No.)    (I.R.S. Employer Identification No.)


          3128 Smoketree Court                    3128 Smoketree Court
     Raleigh, North Carolina 27604           Raleigh, North Carolina 27604
             (919) 716-7000                          (919) 716-7000
   (Address, including zip code, and       (Address, including zip code, and
           telephone number,                       telephone number,
  including area code, of registrant's    including area code, of registrant's
      principal executive offices)            principal executive offices)

                                --------------

                                Kenneth A. Black
             Vice President, Treasurer and Chief Financial Officer
                        First Citizens BancShares, Inc.
                              3128 Smoketree Court
                         Raleigh, North Carolina 27604
                                 (919) 716-7336
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                    Copy to:
      William R. Lathan, Jr., Esq.             Frank M. Conner III, Esq.
          Ward and Smith, P.A.                     Alston & Bird LLP
           1001 College Court                601 Pennsylvania Avenue, N.W.
     New Bern, North Carolina 28560            North Building, 10th Floor
             (252) 672-5400                      Washington, D.C. 20004
                                                     (202) 756-3300

                                --------------

  Approximate date of commencement of the proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                --------------

  The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS
               SUBJECT TO COMPLETION, DATED OCTOBER 2, 2001



                      [LOGO OF FIRST CITIZENS BANCSHARES]

                            FCB/NC CAPITAL TRUST II

                                  $100,000,000

                             % Preferred Securities

               ($25.00 liquidation amount per preferred security)
                    fully and unconditionally guaranteed by

                        FIRST CITIZENS BANCSHARES, INC.

FCB/NC Capital Trust II:

  . will sell preferred securities to the public;

  . will sell common securities to us;

  . will use the proceeds from the preferred securities and the common securities to buy junior subordinated debentures issued by us that are due
         , 2031; and

  . will distribute the payments it receives on our junior subordinated debentures to holders of the preferred securities and common securities.

Quarterly Distributions:

  . FCB/NC Capital Trust will pay you quarterly cumulative cash distributions on the preferred securities at an annual rate equal to % beginning on December 31, 2001.

  . We can defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods. If we defer interest payments, FCB/NC Capital Trust also will defer distribution payments to the holders of the preferred securities.

Redemption:

  . FCB/NC Capital Trust may redeem all or some of the preferred securities at
    any time, and for any reason, on or after      , 2006.

  . FCB/NC Capital Trust may redeem all but not some of the preferred
    securities at any time before       , 2006 under some circumstances as
    described on page 19.

  The preferred securities have been approved for listing, subject to official notice of issuance, on the American Stock Exchange under the trading symbol "FZB."


  We urge you to carefully read the "Risk Factors" section beginning on page 11 before you make your investment decision.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                                           Per Preferred Security    Total
                                           ---------------------- ------------
Public offering price.....................         $25.00         $100,000,000
Proceeds to FCB/NC Capital Trust..........          25.00          100,000,000
Underwriting commission to be paid by
 us(1)....................................
Net proceeds, before expenses, to First
 Citizens BancShares, Inc.................         $              $

-----
(1) We will pay the underwriters' commission for the sale of the preferred securities to the public and FCB/NC Capital Trust will use all of the proceeds from the sale of the preferred and common securities to invest in our junior subordinated debentures.

  The underwriters are offering the preferred securities to you. The underwriters will only sell the preferred securities after they have purchased the preferred securities from FCB/NC Capital Trust. The underwriters entirely or partially may reject any order for preferred securities and they may withdraw, cancel or modify the offering without giving you any notice.

Keefe, Bruyette & Woods, Inc.
           A.G. Edwards & Sons, Inc.
                       First Union Securities, Inc.
                                                          Legg Mason Wood Walker
                                                               Incorporated

                  The date of this prospectus is      , 2001.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. To understand the offering fully, you should read the entire prospectus before making your investment decision.

                        First Citizens BancShares, Inc.

   We are a financial holding company that is organized under Delaware law and headquartered in Raleigh, North Carolina. We operate primarily through our two banking subsidiaries, First-Citizens Bank & Trust Company and Atlantic States Bank. Those banks provide a wide variety of retail and commercial banking products and services to individuals and small- to medium-sized businesses located in the communities they serve. At June 30, 2001, we had total consolidated assets of approximately $11.3 billion, total consolidated deposits of approximately $9.5 billion, and total consolidated shareholders' equity of approximately $849.3 million. Our executive offices are located at 3128 Smoketree Court, Raleigh, North Carolina 27604, and our telephone number at that address is (919) 716-7336.

   First-Citizens Bank & Trust Company is a North Carolina bank that currently has 305 banking offices in North Carolina, 50 banking offices in Virginia, and four banking offices in West Virginia. Atlantic States Bank is a federally-chartered savings bank based in Fort Myers, Florida, that currently has 26 banking offices located in the vicinity of Atlanta, Georgia, and 18 banking offices located in the Fort Myers, Naples, Jacksonville and Fort Lauderdale, Florida markets.

   We formed Atlantic States Bank as a de novo institution in 1997 to serve as our primary vehicle for expansion into Georgia and Florida. Most of the branch offices that Atlantic States Bank has established since its organization have been de novo branches. We have capitalized Atlantic States Bank and funded its operations through dividends we receive from First-Citizens Bank & Trust Company, and we will continue to do so as long as Atlantic States Bank requires capital infusions. Even though the operations of Atlantic States Bank have had and continue to have an adverse effect on our financial results, we believe that leveraging our existing franchise to expand into attractive growing markets through Atlantic States Bank will ultimately contribute to the long-term growth, profitability and geographic diversity of our franchise.

   Our management is led by members of the Holding family, which collectively controls 42.65% of our Class A common stock and 71.53% of our Class B common stock, or approximately 64.45% of the aggregate number of votes that may be cast by the holders of all our common stock. We have been managed from a long-term perspective with financial objectives which emphasize balance sheet liquidity, loan quality and earnings stability. Consistent with our management philosophy, we have emphasized a low-risk loan portfolio derived from our local markets. On June 30, 2001, our loan-to-deposit ratio was 74.5%, and our nonperforming assets were approximately $15.5 million, or 0.22% of our gross loans and other real estate. Net charge-offs for the six months through June 30, 2001 were an annualized 0.22% of average loans. Our allowance for loan losses on June 30, 2001 was 1.49% of our gross loans and 829.7% of our non-performing loans.

   Our strategy includes continuing to:

  . provide community-oriented banking services with a focus on offering a complete array of financial services for small- and medium-sized businesses and to individuals in the communities in which we operate;

  . increase our loan-to-deposit ratio while maintaining above-average credit quality measurements and balance sheet liquidity; and

  . make the necessary investments in both our branch delivery network and technology to remain competitive with the larger banking organizations and other financial services companies in our markets from a product delivery and customer service standpoint. We believe that as our competitors continue to focus on larger transactions and less personal forms of customer service, and as smaller organizations become less capable of providing the advanced products and levels of customer service required in today's financial services market, we will have significant opportunities to continue to expand and grow our franchise.

                            FCB/NC Capital Trust II

   FCB/NC Capital Trust II is a Delaware statutory business trust that we formed on August 10, 2001. A statutory business trust is a separate legal entity that can be formed for the purpose of holding property. For tax purposes, FCB/NC Capital Trust is intended to be a grantor trust. A grantor trust is a trust that does not pay federal income tax if it is formed solely to facilitate direct investment in the assets of the trust and the trustee cannot change the investment. The executive offices of FCB/NC Capital Trust are 3128 Smoketree Court, Raleigh, North Carolina 27604, and its telephone number at that address is (919) 716-7336.

   We created FCB/NC Capital Trust for the limited purposes of:

  .  issuing and selling the preferred securities and the common securities;

  . using the proceeds it receives from the issuance of the preferred securities and the common securities to purchase an equal principal amount of junior subordinated debentures issued by us; and

  . engaging in only those other activities that are necessary, convenient or incidental to issuing the preferred securities and purchasing the junior subordinated debentures, such as registering the transfer of the preferred securities and the common securities.

   The junior subordinated debentures will be FCB/NC Capital Trust's only assets, and the interest we pay on the junior subordinated debentures will be FCB/NC Capital Trust's only source of revenue. We will own all the common securities of FCB/NC Capital Trust.

   FCB/NC Capital Trust will be governed by a trust agreement among us, as depositor, Bankers Trust (Delaware), as Delaware trustee, Bankers Trust Company, as property trustee, and two of our officers who we select to act as administrators. It will have a term of 31 years, but it may terminate earlier as provided in the trust agreement.

   The address of the Delaware trustee is Bankers Trust (Delaware), E.A. Delle Donne Corporate Center, Montgomery Building, 1011 Centre Road, Suite 200, Wilmington, Delaware 19805-1266, and its telephone number at that address is
(302) 636-3301. The address of the property trustee is Bankers Trust Company, Four Albany Street, 4th Floor, New York, New York 10006, and its telephone number at that address is (212) 250-2500. Bankers Trust Company also will serve as the debenture trustee under the junior subordinated indenture and the guarantee trustee under the guarantee. Bankers Trust (Delaware) currently serves as Delaware trustee of our other business trust subsidiary, FCB/NC Capital Trust I. Bankers Trust Company currently serves as property trustee, debenture trustee and guarantee trustee in connection with that trust subsidiary. Bankers Trust Company or Bankers Trust (Delaware) may serve from time to time as trustee under other indentures or trust agreements with us or our subsidiaries relating to other issues of our securities. In addition, we and certain of our affiliates may from time to time have other banking relationships with Bankers Trust Company and its affiliates.

                                  The Offering

The Securities Being          4,000,000 preferred securities having a
Offered.....................  liquidation amount of $25.00 per preferred security.

The Offering Price..........  $25.00 per preferred security.

Quarterly Distributions
 Payable to You.............  FCB/NC Capital Trust will make cash distributions to you on each preferred security you own at an
                              annual rate of   %. The distributions will be
                              cumulative, will accumulate from         , 2001,
                              and will be payable on March 31, June 30, September 30 and December 31 of each year. The first distribution will be made on December 31, 2001.

We Have the Option to Defer
 Interest Payments on the
 Junior Subordinated
 Debentures.................
                              If we are not in default under the indenture
                              which governs the terms of the junior
                              subordinated debentures, we may defer interest payments on the junior subordinated debentures for up to 20 consecutive quarters. We cannot defer interest payments beyond the stated
                              maturity date of      , 2031. FCB/NC Capital
                              Trust will defer quarterly distributions on the preferred securities during any time that we defer interest payments on the junior subordinated debentures. Deferred interest payments and distributions will accumulate. We will owe additional interest to FCB/NC Capital Trust on the deferred interest payments, and FCB/NC Capital Trust will owe you additional amounts on the deferred distributions, calculated at an annual rate of %, compounded quarterly. After the end of any period when we have deferred interest payments, if we pay all deferred and current interest on the junior subordinated debentures, we may defer interest payments again for up to another 20 consecutive quarters, as long as we do not defer the interest payments beyond the stated maturity date of the junior subordinated debentures.

You Will Have Taxable
 Income Even if We Defer      If we defer interest payments on the junior
 Interest Payments..........  subordinated debentures and FCB/NC Capital Trust defers distributions on the preferred securities, you will be required to include your share of the amount of the deferred distributions in your gross income for federal income tax purposes as the deferred interest accrues on the junior subordinated debentures. Therefore, you will be required to pay taxes on your share of the amount of the deferred distributions before you actually receive them. In addition, if you dispose of your preferred securities before we pay the deferred interest and FCB/NC Capital Trust pays the deferred distributions, you will still have to pay taxes on your share of the amount of the deferred distributions even though those deferred distributions will be paid to the new holder of your preferred securities and you will never receive them. See "Description of the Preferred
                              Securities--Distributions" on page 17.

The Junior Subordinated
 Debentures and the
 Preferred Securities
 Mature on       , 2031,
 but We May Redeem Them
 Earlier....................
                              When we pay or redeem the junior subordinated debentures, FCB/NC Capital Trust will redeem the preferred securities and will pay you the liquidation amount of $25.00 per preferred security plus any accumulated and unpaid distributions. See "Description of Preferred Securities--Redemption" on page 19. We must repay the junior subordinated debentures on their
                              stated maturity date of      , 2031. In addition,
                              before their stated maturity date, we may redeem:

                                 .  all or some of the junior subordinated
                                    debentures at any time, and for any
                                    reason, on or after      , 2006, or

                                 .  all but not some of the junior
                                    subordinated debentures at any time before
                                       , 2006, within 90 days after:

                                    .  certain tax events occur or become
                                       likely to occur;

                                    .  FCB/NC Capital Trust is deemed to be an
                                       investment company; or

                                    .  there is an adverse change in the
                                       treatment of the preferred securities
                                       as Tier 1 capital for bank regulatory
                                       purposes.

                              We may need the approval of our banking
                              regulators in order to redeem the junior subordinated debentures before their stated maturity date. See "Description of Preferred Securities--Redemption" on page 19.

The Junior Subordinated
 Debentures Will Be
 Unsecured and Subordinate
 in Right of Payment to All
 of Our Senior
 Indebtedness...............
                              FCB/NC Capital Trust has received no security or collateral to assure that we will pay the interest and principal due on the junior subordinated debentures. Similarly, FCB/NC Capital Trust has received no security or collateral to assure that we will perform our obligations under the guarantee. Our obligations under the junior subordinated debentures and the guarantee generally are subordinated to all our existing and future senior indebtedness. If we are in default on any of our senior indebtedness, we cannot make payments on the junior subordinated debentures or the guarantee until we cure the default.


                              We are a holding company, and our subsidiaries' creditors have priority over our interest in our subsidiaries' assets in any distribution of those assets. Also, our primary source of funds from which we will make payments on the junior subordinated debentures will be dividends we receive from our subsidiaries, and their ability to pay us dividends is affected by their other indebtedness. Therefore, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries, including their deposit liabilities. See "Description of Junior Subordinated Debentures--General" on page 30, "Description of Junior Subordinated Debentures--Subordination" on page 38, and "Description of Guarantee--Status of the Guarantee" on page 41.

                              In 1998, we issued junior subordinated debentures in a total principal amount of $154,640,000 to our first trust subsidiary, FCB/NC Capital Trust
                              I. These junior subordinated debentures rank equally with the junior subordinated debentures described in this prospectus. FCB/NC Capital Trust I issued preferred securities, in a total liquidation amount of $150,000,000, which rank equally to the preferred securities described in this prospectus. We issued a guarantee relating to the preferred securities of FCB/NC Capital Trust I, which ranks equally to the guarantee described in this prospectus.

You May Be Required to
 Exchange Your Preferred
 Securities for Junior
 Subordinated Debentures....
                              We may dissolve FCB/NC Capital Trust at any time. If we dissolve FCB/NC Capital Trust, we will give you, in exchange for your preferred securities, junior subordinated debentures in a principal amount equal to the liquidation amount of your preferred securities. Because you may become a holder of the junior subordinated debentures, you must also make an investment decision with regard to the junior subordinated debentures. You should carefully review all of the information regarding the junior subordinated debentures contained in this prospectus. See "Description of Preferred Securities--Liquidation Distribution upon
                              Dissolution" on page 22, and "Description of Junior Subordinated Debentures--General" on page 30.

Our Full and Unconditional
 Guarantee of Payment.......  Except as further explained below, we will fully, irrevocably and unconditionally guarantee that FCB/NC Capital Trust will pay you:

                                 . quarterly distributions on the preferred securities, if we have not deferred interest payments on the junior subordinated debentures;

                                 .  the redemption price for the preferred
                                    securities if they are called for
                                    redemption by FCB/NC Capital Trust; and

                                 .  the liquidation amount of the preferred
                                    securities if FCB/NC Capital Trust is
                                    liquidated and we do not distribute junior subordinated debentures to you in the liquidation.

                              Your rights under the guarantee apply only if FCB/NC Capital Trust has the funds necessary to make the payments on the preferred securities but fails to do so. If we do not make payments on the junior subordinated debentures, FCB/NC Capital Trust will not have sufficient funds to make payments on the preferred securities and we will not be liable under the guarantee itself. However, in that case, you may institute a legal proceeding directly against us to force us to make interest payments or other payments due on the junior subordinated debentures directly to you. So, in either case, we are obligated for amounts due to you on the preferred securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee" on page 43.

Limited Voting Rights.......  As holders of the preferred securities, you will have no voting rights, except in limited circumstances. See "Description of Preferred Securities--Voting Rights; Amendment of Trust Agreement" on page 26.

Use of Proceeds.............  FCB/NC Capital Trust will use the $100,000,000 of proceeds from the sale of the preferred
                              securities, and $3,093,000 it receives from us for its common securities, to purchase our junior subordinated debentures. After we pay the expenses of the offering, we will use the
                              estimated $   of net proceeds from the sale of
                              our junior subordinated debentures to FCB/NC
                              Capital Trust to infuse capital into our banking subsidiaries, First-Citizens Bank & Trust Company and Atlantic States Bank, and for other general corporate purposes. See "Risk Factors" on page 11 and "Use of Proceeds" on page 15.

Rating......................  The preferred securities have been rated "Baa2"
                              by Moody's Investors Service, Inc., and "BB+" by Standard & Poor's Ratings Services. The rating of a security is not a recommendation to buy, sell or hold that security, and a security's rating may be revised or withdrawn at any time by the organization that rated it.


American Stock Exchange
 Listing....................  The preferred securities have been approved for listing on the American Stock Exchange, subject to official notice of issuance under the trading symbol "FZB." However, we cannot assure you that an active public market in the preferred securities will develop or, if one does develop, that it will be maintained. See "Underwriting" on page 51.


ERISA Considerations........  You should carefully consider the information set forth under "ERISA Considerations" on page 49.

Risk Factors................  There are some risk factors that you should consider before purchasing any preferred securities. See "Risk Factors" on page 11.

                      Selected Consolidated Financial Data

   The following is our selected consolidated financial information. The balance sheet and income statement data as of and for the five years ended December 31, 2000 are taken from our audited consolidated financial statements as of the end of and for each of those years. The balance sheet and income statement data as of and for the six months ended June 30, 2000 and 2001 are taken from our unaudited condensed consolidated financial statements as of the end of and for each of those six-month periods. The unaudited interim data include all adjustments which are, in our opinion, necessary to present a fair statement of these periods. Those adjustments are of a normal recurring nature. Our results for the six months ended June 30, 2001 do not necessarily indicate what our results will be for the entire year. You should read this selected consolidated financial information in conjunction with our consolidated financial statements and notes that are contained in our 2000 Annual Report on Form 10-K and our June 30, 2001 Quarterly Report on Form 10-Q and are incorporated by reference into this prospectus.

                                                                                         At or for the Six
                                   At or for the Year Ended December 31,               Months Ended June 30,
                          -----------------------------------------------------------  -----------------------
                             1996        1997        1998        1999        2000         2000        2001
                          ----------  ----------  ----------  ----------  -----------  ----------  -----------
                                                                                            (unaudited)
                                     (dollars in thousands, except for per common share data)
Operating data:
 Total interest income..  $  534,195  $  572,276  $  619,487  $  633,891  $   708,170  $  335,876  $   371,686
 Total interest
  expense...............     248,250     268,013     292,071     281,542      342,828     154,565      187,915
 Net interest income....     285,945     304,263     327,416     352,349      365,342     181,311      183,771
 Provision for loan
  losses................       8,907       8,726      19,879      11,672       15,488       6,434       11,070
 Net interest income
  after provision for
  loan losses...........     277,038     295,537     307,537     340,677      349,854     174,877      172,701
 Noninterest income.....     103,058     114,914     145,417     165,339      202,190      85,448      107,452
 Noninterest expense....     278,422     300,401     342,213     375,620      394,784     194,240      208,722
 Income (loss) before
  income taxes..........     101,674     110,050     110,741     130,396      157,260      66,085       71,431
 Provision for income
  taxes.................      36,207      39,492      39,732      48,596       58,949      25,117       26,568
 Net income.............      65,467      70,558      71,009      81,800       98,311      40,968       44,863
Balance sheet data:
 Assets.................  $8,055,572  $8,951,109  $9,605,787  $9,717,099  $10,691,617  $9,943,877  $11,289,166
 Loans..................   4,930,508   5,445,772   6,195,591   6,751,039    7,109,692   7,006,824    7,058,069
 Reserve for loan
  losses................      81,439      84,360      96,115      98,690      102,655     100,515      105,025
 Deposits...............   6,954,028   7,579,567   8,112,408   8,173,598    8,971,868   8,366,364    9,480,108
 Other borrowings.......     398,928     604,680     726,941     723,984      786,704     716,681      831,983
 Shareholders' equity...     615,507     601,640     660,749     728,757      810,728     758,985      849,297
Per common share data:
 Net income, basic and
  diluted...............  $     5.77  $     6.22  $     6.62  $     7.70  $      9.32  $     3.88  $      4.27
 Book value.............       53.94       56.61       62.18       68.68        77.04       72.05        80.81
 Tangible book value....       45.42       47.11       50.73       58.13        65.76       61.92        69.65
Other data:
 Offices................         312         340         374         392          401         396          403
 Full-time equivalent
  employees.............       3,952       4,129       4,486       4,652        4,575       4,640        4,690
Performance ratios:
 Return on average
  assets(1).............        0.85%       0.85%       0.77%       0.85%        0.98%       0.85%        0.83%
 Return on average
  equity(1).............       11.35       11.04       11.29       11.79        12.88       11.11        10.91
 Net interest margin
  (taxable-
  equivalent)(1)........        4.13        4.05        3.98        4.10         4.10        4.21         3.81
 Efficiency.............       71.57       71.66       72.38       72.56        69.56       72.81        71.67
Asset quality ratios:
 Reserve for loan losses
  to period-end loans...        1.65%       1.55%       1.55%       1.46%        1.44%       1.43%        1.49%
 Reserve for loan losses
  to period-end
  nonperforming loans...      635.75      665.25      769.60      920.62       644.29    1,014.28       829.71
 Net charge-offs to
  average loans(1)......        0.15        0.12        0.14        0.14         0.17        0.14         0.22
 Nonperforming assets to
  total gross loans and
  other real estate
  owned.................        0.28        0.26        0.23        0.18         0.25        0.16         0.22
Capital and liquidity
 ratios:
 Average equity to
  average assets(2).....        7.51%       7.69%       6.86%       7.21%        7.63%       7.64%        7.56%
 Leverage capital
  ratio(2)..............        6.40        5.83        7.31        7.91         8.11        8.24         7.95
 Tier 1 risk-based
  capital ratio(2)......       10.20        8.63        9.89        9.98        10.37       10.13        10.64
 Total risk-based
  capital ratio(2)......       11.50        9.87       11.23       11.29        11.67       11.42        11.94
 Average loans to
  average deposits......       72.78       71.77       75.36       78.95        82.90       83.88        77.50
 Average loans to
  average deposits and
  borrowings............       69.03       67.21       69.35       72.55        76.23       77.25        71.23

-------
(1) Ratios for the six months ended June 30, 2000 and 2001 are annualized.
(2) Represents capital ratios of First Citizens BancShares, Inc.

                        Recent Accounting Pronouncements

   In July 2001, the Financial Accounting Standards Board released two new accounting standards related to business combinations, goodwill and intangible assets.

   Statement No. 141, Business Combinations, requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Statement No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet in order to be recognized and reported apart from goodwill.

   Statement No. 142, Goodwill and Other Intangible Assets, is effective for us beginning on January 1, 2002 and will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. Statement No. 142 also will require that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values and be reviewed for impairment in accordance with Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. In connection with Statement No. 142's transitional goodwill impairment evaluation, the Statement will require us to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in our statement of earnings.

   Because of the extensive effort needed to comply with adopting Statement No. 141 and Statement No. 142, it is not currently practicable to reasonably estimate the impact of adopting these Statements on our financial statements, including whether we will be required to recognize any transitional impairment losses as the cumulative effect of a change in accounting principle.

                Consolidated Ratios of Earnings to Fixed Charges

   The following unaudited table shows our consolidated ratios of earnings to fixed charges for each indicated period. We computed the ratios by dividing our income before income taxes and fixed charges by the amount of our fixed charges. Fixed charges represent our interest expense, and we have shown one ratio which excludes interest we paid on deposits from the fixed charges, and a second ratio which includes interest on deposits in fixed charges. Interest expense (other than for interest on deposits) includes interest we paid on borrowed funds, federal funds purchased, and securities sold under agreement to repurchase.

                                                                     For the Six
                                                                       Months
                                        For the Year Ended December     Ended
                                                    31,               June 30,
                                       ----------------------------- -----------
                                       1996  1997  1998  1999  2000  2000  2001
                                       ----- ----- ----- ----- ----- ----- -----
Earnings to fixed charges:
  Excluding interest on deposits...... 6.86x 5.54x 4.03x 4.56x 4.58x 4.29x 4.57x
  Including interest on deposits...... 1.41  1.41  1.38  1.46  1.46  1.43  1.38

                                  RISK FACTORS

   Your investment in the preferred securities will involve some risks. The following summary describes factors that we believe are material risks that you should be aware of in arriving at an investment decision. You should carefully consider these risk factors and all the other information in this prospectus before you purchase any preferred securities.

   In addition to the following risks, we may be affected by the events of September 11, 2001 in New York, Washington, D.C. and Pennsylvania. At this time, we do not know how these events will affect the economic conditions in the United States generally or in our primary markets in particular. Our results of operations and financial condition, as well as our ability to make timely payments on the junior subordinated debentures, could be adversely impacted if those events and other related events cause either a decline in the United States economy generally or in the economies of our primary markets in particular. There can be no assurance that positive trends, developments or projections discussed or incorporated by reference in this prospectus will continue or be realized or that negative trends or developments will not have significant downward effects on our results of operations or financial condition.


Risk Factors Relating to the Preferred Securities

If First-Citizens Bank & Trust Company and Atlantic States Bank are unable to pay us dividends and we do not make payments on the junior subordinated debentures, then FCB/NC Capital Trust will not have funds to make payments to you.

   FCB/NC Capital Trust will depend solely on our payments on the junior subordinated debentures to pay amounts due to you on the preferred securities. Similarly, to make payments to FCB/NC Capital Trust on the junior subordinated debentures, we will depend primarily on any dividends we receive from our bank subsidiaries, which may be limited by regulations and by their earnings, cash and liquid investments. We are a separate legal entity from our subsidiaries and we do not have significant operations of our own. If our bank subsidiaries do not pay dividends to us, we will not have funds with which to pay interest to FCB/NC Capital Trust on the junior subordinated debentures. If that happens, FCB/NC Capital Trust will not have funds with which to pay distributions to you on the preferred securities.

Because our obligations under the guarantee and the junior subordinated debentures are subordinated to most of our other indebtedness, we cannot make payments to FCB/NC Capital Trust while we are in default on that other indebtedness.

   Our obligations under the guarantee and the junior subordinated debentures are unsecured and generally are subordinated to all our existing and future senior indebtedness. Our obligations falling into that category totaled approximately $368.5 million at June 30, 2001. If we are in default on any of our senior indebtedness, we cannot make payments on the junior subordinated debentures until we cure the default. The indenture under which the junior subordinated debentures are issued does not limit our ability to incur additional senior indebtedness. See "Description of Junior Subordinated Debentures--Subordination" on page 38.

Because we are a holding company, the junior subordinated debentures will be effectively subordinated to the indebtedness of our subsidiaries, including First-Citizens Bank & Trust Company and Atlantic States Bank.

   Because we are a holding company, the creditors of our subsidiaries will have priority over our interest in our subsidiaries' assets in any distribution of the subsidiaries' assets in a liquidation, reorganization or otherwise. Also, our primary source of funds from which we will make payments on the junior subordinated debentures will be dividends we receive from our subsidiaries, and their ability to pay us dividends is affected by their other indebtedness. Therefore, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries, including their deposit liabilities, and you should look only to our assets for payments on the junior subordinated debentures. Our assets are made up primarily of our investment in our subsidiaries. The junior subordinated debentures do not limit the ability of our subsidiaries to incur additional debt. See "Description of Junior Subordinated Debentures--Subordination" on page 38.

If we defer interest payments on the junior subordinated debentures, FCB/NC Capital Trust will not have funds to make payments to you on the preferred securities and the price of the preferred securities may decline.

   If we are not in default under the junior subordinated debentures, we may defer the payment of interest on the junior subordinated debentures for up to 20 consecutive quarters. During any period in which we defer interest payments on the junior subordinated debentures, FCB/NC Capital Trust will defer quarterly distributions on the preferred securities. If we defer interest payments on the junior subordinated debentures, the market price for the preferred securities likely will decline. If you dispose of preferred securities during a deferral period, you might not recover the same return on your investment as someone who continues to hold the preferred securities. Due to our right to defer interest payments, the market price of the preferred securities may be more volatile than the market prices of other securities without the deferral feature.

You will still have taxable income even if we defer interest payments on the junior subordinated debentures.

   If we defer interest payments on the junior subordinated debentures, you still will be required to include your share of the amount of deferred distributions on the preferred securities in your taxable income, even though you have not actually received those distributions.

   In addition, during a deferral period, your tax basis in the preferred securities will increase by the amount of your share of accumulated but unpaid distributions. If you sell the preferred securities during a deferral period, your increased tax basis will decrease the amount of any gain, or increase the amount of any loss, that you may otherwise recognize on the sale. A capital loss cannot be applied to offset ordinary income, except in certain limited circumstances. So, as described above, the deferral of distributions could result in your recognition of ordinary income and, if you sell your preferred securities for a capital loss, you would not be able to apply that loss against that income or any of your other ordinary income, except in certain limited circumstances. See "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Period" on page 31 and "Material United States Federal Income Tax Consequences" on page 45.

Because the guarantee covers payments only if FCB/NC Capital Trust has funds available, you cannot rely on the guarantee if we do not make payments on the junior subordinated debentures.

   If we do not make payments on the junior subordinated debentures, FCB/NC Capital Trust will not have sufficient funds to make required payments on the preferred securities. Because the guarantee does not cover payments when FCB/NC Capital Trust does not have sufficient funds, you will not be able to rely on the guarantee for payment of these amounts. Instead, you or the property trustee must enforce the rights of FCB/NC Capital Trust under the junior subordinated debentures directly against us to recover amounts owed to you. See "Description of Guarantee" on page 41.

In some circumstances FCB/NC Capital Trust may redeem the preferred securities before their stated maturity date, which may require you to reinvest your principal sooner than you expect.

   Under the following circumstances and, subject to regulatory approvals, we may redeem the junior subordinated debentures at their principal amount before their stated maturity date:

  .  We may redeem all or some of the junior subordinated debentures, for any
     reason, on or after      , 2006.

  .  We may redeem all, but not some, of the junior subordinated debentures
     at any time before       , 2006, within 90 days after:

    .  certain tax events occur or become likely to occur;

    .  FCB/NC Capital Trust is deemed to be an investment company; or

    . there is an adverse change in the treatment of the preferred securities as Tier 1 capital for bank regulatory purposes.

   If we redeem some or all of the junior subordinated debentures, FCB/NC Capital Trust will redeem proportionate amounts of the preferred and common securities, and you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the preferred securities. See "Description of Preferred Securities--Redemption" on page 19.

Because holders of preferred securities will have voting rights only in limited circumstances, we can amend the trust agreement without your consent.

   Holders of preferred securities will not have voting rights except in limited circumstances. You will have voting rights only in connection with:

  . removal of a trustee at a time when there is a default under the indenture which governs the terms of the junior subordinated debentures;

  . changes in the amount or the timing of distributions on the preferred securities;

  .  changes to the guarantee that would affect your rights; and

  .  certain other limited circumstances

   You will not usually be able to appoint, remove or replace the property trustee or the Delaware trustee because these rights generally reside with us as the holder of the common securities. Because you will have only limited voting rights, we will be able to amend the trust agreement without your consent. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement" on page 26.

We can distribute the junior subordinated debentures to you, which may affect the market price of the preferred securities.

   We may dissolve FCB/NC Capital Trust at any time before the maturity of the junior subordinated debentures. If we dissolve FCB/NC Capital Trust, generally the property trustee will be able to distribute the junior subordinated debentures to the holders of the preferred securities. See "Description of Preferred Securities--Liquidation Distribution Upon Dissolution" on page 22.

   We cannot predict the market price for the junior subordinated debentures that may be distributed. The junior subordinated debentures that you receive in a distribution may trade at a price that is less than you paid to purchase the preferred securities. If the property trustee distributes junior subordinated debentures in exchange for the preferred securities, we will use our reasonable best efforts to list the junior subordinated debentures for trading on the American Stock Exchange. However, we may not be able to achieve that listing and a market for the junior subordinated debentures may not develop.

The indenture and the trust agreement do not contain restrictive covenants that could protect you.

   The indenture and the trust agreement do not contain any provisions that restrict our activities or other financial transactions or that prevent us from incurring other debt or obligations. They also do not contain financial covenants that could protect holders of junior subordinated debentures or the preferred securities if our financial condition or results of operations significantly deteriorate.

You may not be able to sell your preferred securities for as much as you paid for them.

   There is no current public market for the preferred securities. The preferred securities have been approved for listing, subject to official notice of issuance, on the American Stock Exchange under the trading symbol "FZB." However, there is no guarantee that an active or liquid public trading market will develop for the preferred securities or that listing of the preferred securities will continue on the American Stock Exchange. If an active trading market does not develop, the market price and liquidity of the preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the preferred securities will equal or exceed the price you pay for the preferred securities. Future trading prices of the preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities, and general economic and market conditions.

The junior subordinated debentures and the preferred securities do not represent deposit accounts and are not insured.

   The junior subordinated debentures and the preferred securities do not represent bank deposit accounts and they are not obligations issued or guaranteed by First-Citizens Bank & Trust Company, Atlantic States Bank, or any other bank. They are not insured by the Federal Deposit Insurance Corporation or by any other government agency.

Risk Factors Relating to Us and Our Industry

The banking business is highly competitive, and we operate in markets where we must compete with several large banks and other financial services companies.

   Our primary competitors include some of the country's largest banks and financial services companies. Their resources are substantially greater than ours, and they have much larger lending limits than we do. They also can offer more services than we can. Our income will depend on how well we are able to compete against these other banks and companies.

We may be unable to manage interest rate risks that could reduce our net interest income.

   Like many other financial institutions, we make money principally on the difference between the interest we earn on our loans and investments and the interest we pay on our deposits and other borrowings. Our short term liabilities generally are greater than our short term assets. Therefore, when interest rates are declining, the difference between the interest we earn on these assets and the interest we pay on these liabilities will tend to increase and we may be more profitable. On the other hand, the difference will tend to decrease, and we may be less profitable, in periods when interests rates are rising. However, changes in the amounts of different types of our assets and liabilities also may affect our profitability. We cannot predict or control changes in interest rates. We continually take measures intended to manage the risks from changes in market interest rates but, if we are unable to manage our interest rate risk, changes in interest rates could have a significant negative effect on our profitability, and we may not have sufficient funds to make our payments on the junior subordinated debentures.

Because a significant percentage of our voting common stock is held by members of one family, they are in a position to influence our strategic direction and policy decisions.

   The Holding family controls approximately 64.45% of the aggregate number of votes that may be cast by the holders of all our common stock. Through that ownership, they are able to control the election of our Board of Directors and major policy decisions that relate to our direction and future operations, including decisions relating to our rights and obligations under the trust agreement, indenture and guarantee.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
                               AND OTHER MATTERS

   This prospectus includes forward-looking statements. These statements usually will contain words such as "may," "will," "expect," "likely," "estimate," or similar terms. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things, the factors discussed in "Risk Factors" above.

   We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events discussed in any forward-looking statements in this prospectus might not occur, or they might occur in a different way than they are described in the statements.

   You should rely on the information contained or incorporated by reference in this prospectus only. We have not, and our underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and our underwriters are not, making an offer to sell the preferred securities in any jurisdiction where the offer or sale is not permitted.

   You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus and that it may not still be accurate on any later date.

   Certain persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the preferred securities being offered, including over-allotting the preferred securities and bidding for and purchasing preferred securities at a price above that which otherwise might prevail in the open market. For a description of these activities, see "Underwriting" on page 51. Those transactions, if they occur, may be discontinued at any time. In connection with this offering, some of our underwriters may engage in passive market making transactions in the preferred securities on the American Stock Exchange or otherwise in accordance with Rule 103 of Regulation M. See "Underwriting" on page 51.

                                USE OF PROCEEDS

   FCB/NC Capital Trust will use the $100,000,000 in proceeds it receives from the sale of the preferred securities, and the $3,093,000 it receives from us for its common securities, to purchase the junior subordinated debentures from us. We will pay all expenses of the offering and the underwriting commission
which we estimate will total approximately $    . We will use the estimated
$    of net proceeds we receive from FCB/NC Capital Trust for our junior subordinated debentures primarily to infuse additional capital into our banking subsidiaries, First-Citizens Bank & Trust Company and Atlantic States Bank, to fund their operations and their continued expansion and to maintain their status as "well capitalized" banks under the guidelines of their regulators. We may use portions of the net proceeds to make acquisitions of other banks or other companies, to make extensions of credit to First-Citizens Bank & Trust Company or Atlantic States Bank, to repurchase outstanding shares of our common stock, and for other general corporate purposes. Before we apply any of the proceeds for any of these uses, they likely will be temporarily invested in short-term investment securities. The precise amounts and timing of the application of proceeds will depend upon our funding requirements, the funding and capital requirements of our subsidiaries, and whether we have funds available from other sources that we can use for any of those purposes.

   The Federal Reserve Board's risk-based capital guidelines currently allow us to count the proceeds of the preferred securities as Tier 1 or core capital on our books. However, the amount of proceeds we count cannot be more than 25% of our total Tier 1 capital. Amounts in excess of that 25% limitation will count as Tier 2 or supplementary capital on our books. We expect to be able to count all the proceeds from the sale of FCB/NC Capital Trust's preferred securities as Tier 1 capital.

                                 CAPITALIZATION

   The following table sets forth:

  . our actual unaudited consolidated capitalization on June 30, 2001, and our pro forma unaudited consolidated capitalization as of that same date as if the preferred securities had been issued and sold on that date; and

  . our actual consolidated regulatory capital ratios on June 30, 2001, and our pro forma consolidated regulatory capital ratios as of that same date as if the preferred securities had been issued and sold on that date.

   The table assumes that the sale of the preferred securities was completed on June 30, 2001, with the proceeds being used by FCB/NC Capital Trust to purchase junior subordinated debentures from us.

                                                              At June 30, 2001
                                                            ----------------------
                                                                         Adjusted
                                                                           for
                                                                         Issuance
                                                                            of
                                                                        Preferred
                                                              Actual    Securities
                                                            ----------  ----------
                                                                 (dollars in
                                                                 thousands)
Long-term obligations:
  Notes payable............................................ $    4,829  $    4,829
  8.05% preferred securities issued by FCB/NC Capital
   Trust I and maturing March 5, 2028......................    150,000     150,000
      % preferred securities issued by FCB/NC Capital
   Trust II and maturing   , 2031..........................         --     100,000
                                                            ----------  ----------
     Total long-term obligations...........................    154,829     254,829
Shareholders' equity:
  Common Stock:
    Class A common, 11,000,000 shares authorized; 8,813,454
     shares outstanding on June 30, 2001...................      8,813       8,813
    Class B common, 2,000,000 shares authorized; 1,696,502
     shares outstanding on June 30, 2001...................      1,697       1,697
  Surplus..................................................    143,766     143,766
  Retained earnings........................................    688,624     688,624
  Accumulated other comprehensive income...................      6,397       6,397
                                                            ----------  ----------
     Total shareholders' equity............................    849,297     849,297
                                                            ----------  ----------
       Total capitalization................................ $1,004,126  $1,104,126
                                                            ==========  ==========
Capital ratios:
  Leverage capital ratio...................................       7.95%       8.78%
  Tier 1 risk-based capital ratio..........................      10.64       11.84
  Total risk-based capital ratio...........................      11.94       13.14

                              ACCOUNTING TREATMENT

   For financial reporting purposes, FCB/NC Capital Trust will be treated as our subsidiary. Accordingly, the accounts of FCB/NC Capital Trust will be included in our consolidated financial statements. The preferred securities will be included in our consolidated balance sheets as long-term obligations. Appropriate disclosures about the preferred securities, the guarantee and the junior subordinated debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions on the preferred securities in our consolidated statements of income as "interest expense." We do not expect that FCB/NC Capital Trust will file separate reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

   Because FCB/NC Capital Trust will have no material assets or liabilities until we complete this offering, we do not believe that separate financial statements for FCB/NC Capital Trust would be material to you in deciding whether to invest in the preferred securities. For that reason, separate financial statements of FCB/NC Capital Trust are not included in this prospectus.

                      DESCRIPTION OF PREFERRED SECURITIES

   FCB/NC Capital Trust will issue the preferred securities and the common securities under the trust agreement. The preferred securities will represent preferred interests in the assets of FCB/NC Capital Trust. You, as a holder of the preferred securities, will be entitled to a preference over the common securities in certain limited circumstances with respect to distributions and amounts payable on liquidation or redemption, as well as other benefits described in the trust agreement. This is a summary of the terms and provisions of the preferred securities and the trust agreement, and we believe it describes all the material provisions that would be important to you to make an informed investment decision. However, the form of the trust agreement, which includes definitions of some of the terms used in the summary, is filed as an exhibit to the registration statement that contains this prospectus. You should read the trust agreement in its entirety. You also can request a copy of the form of the trust agreement from the property trustee.

   The trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. The terms of the preferred securities include those made a part of the trust agreement by the Trust Indenture Act.

General

   FCB/NC Capital Trust will only issue $100,000,000 aggregate liquidation amount of preferred securities. FCB/NC Capital Trust will issue $3,093,000 aggregate liquidation amount of common securities. The preferred securities will rank equally, and payments will be made pro rata, with the common securities except as described under "--Subordination of Common Securities" on page 22. We will purchase and hold all of the common securities. FCB/NC Capital Trust will use the proceeds from selling the preferred securities and the common securities to purchase $103,093,000 of junior subordinated debentures from us. The junior subordinated debentures will be registered in the name of FCB/NC Capital Trust and held by the property trustee in trust for your benefit as holders of the preferred securities and for our benefit as the holder of the common securities. The guarantee that we will execute for the benefit of the holders of the preferred securities will be a guarantee of payment that is subordinate to our senior indebtedness in the same manner as the junior subordinated debentures. We will not guarantee payment when FCB/NC Capital Trust does not have funds available to make the payments. See "Description of Guarantee" on page 41.

Distributions

   You will receive distributions on each preferred security at the annual rate of % of the stated liquidation amount of $25.00, payable quarterly on March 31, June 30, September 30 and December 31 of each year. To be entitled to receive distributions the preferred security must be registered in your name at the close of business on the 15th day of the month in which the relevant distribution date occurs, even if the day is not a business day. Each date on which distributions will be paid is referred to as a distribution date in this prospectus. Distributions on the preferred securities will be cumulative.
Distributions will accumulate from      , 2001. The first distribution date for
the preferred securities will be December 31, 2001.

   The total distributions FCB/NC Capital Trust will pay for any full distribution period will be computed by dividing the annual rate of % by four. We will compute the amount of distributions payable for any period less than a full distribution period on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in the partial month during that period. If any date on which FCB/NC Capital Trust is supposed to pay distributions on the preferred securities is not a business day, then FCB/NC Capital Trust will pay the distributions payable on that date on the next succeeding day that is a business day, without making any additional distributions or other payments because of the delay. However, if the next business day falls in the next calendar year, FCB/NC Capital Trust will make the payment on the immediately preceding business day.

   The term distributions includes quarterly payments made on the preferred and common securities, payments that accumulate on distributions not paid on the applicable distribution date and, if applicable, any additional sums we pay during a tax event, all as further described below.

Option to Extend Interest Payment Date

   If we are not in default under the indenture, we can defer the payment of interest on the junior subordinated debentures for an extension period. Quarterly distributions on the preferred securities also will be deferred during the extension period. We cannot defer distribution payments for a period of time:

  . that exceeds 20 consecutive quarterly periods with respect to each extension period;

  . that extends beyond the maturity date of the junior subordinated debentures; or

  .  that ends on a date that is not a distribution date.

   During an extension period, interest payments to which FCB/NC Capital Trust is entitled, and distributions to which you are entitled, will accumulate additional interest and amounts at an annual rate of %, compounded quarterly. During an extension period, we can make partial payments to FCB/NC Capital Trust of interest on the junior subordinated debentures, which will result in the payment of partial distributions in the same amount to you on the preferred securities. There may be more than one extension period prior to the maturity of the junior subordinate debentures.

   During any extension period, we may not:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; or

  . make any principal, interest or premium payments on, or repay, repurchase or redeem any of our debt securities that rank equally with or junior in interest to the junior subordinated debentures, except that we may:

    . repurchase, redeem or make other acquisitions of shares of our capital stock in connection with:

      . any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of our employees, officers, directors or consultants,

      .  a dividend reinvestment or shareholder stock purchase plan, or

      . the issuance of our capital stock, or securities convertible into or exercisable for our capital stock, as consideration in any acquisition transactions entered into prior to the applicable extension period;

    . take any necessary action in connection with any exchange or conversion of any of our capital stock, any capital stock of a subsidiary or any of our debt;

    . purchase fractional interests in shares of our capital stock in connection with the conversion or exchange provisions of any of our capital stock or the security being converted or exchanged;

    . declare a dividend in connection with any shareholders' rights plan, or issue rights, stock or other property under any shareholders' rights plan, or redeem or repurchase rights under any shareholders' rights plan; or

    . declare and issue a dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to that stock.

   If we are not in default under the indenture, before the end of an extension period we may extend the extension period and further defer the payment of interest, so long as the extension period is not more than a total of 20 consecutive quarterly periods. Upon the termination of an extension period and the payment of all amounts then due, we may elect to begin a new extension period as long as we comply with the above conditions. We will not pay additional interest on the junior subordinated debentures during an extension period until the extension period ends and all additional interest becomes due. We must give FCB/NC Capital Trust and the property trustee notice of our election to defer interest payments at least one business day before the next interest payment date on which interest on the junior subordinated debentures would be payable, or at least one business day before the earlier of:

  . the next date distributions would have been payable on the preferred securities but for the election to defer interest payments; and

  . the record date for determining the holders of preferred securities who are entitled to distributions.

   The property trustee will notify you within five business days of our election to defer interest payments. Except as described above, there is no limitation on the number of times that we may elect to defer interest payments and begin an extension period. Because interest will continue to accrue on the junior subordinated debentures during an extension period, you will be required to accrue and recognize income in the amount of your deferred distributions for United States federal income tax purposes. See "Description of Junior Subordinated Debentures--Option To Extend Interest Payment Period" on page 31 and "Material United States Federal Income Tax Consequences--Interest Income and Original Issue Discount" on page 47. We currently do not intend to exercise our right to defer payments of interest by extending the interest payment period on the junior subordinated debentures.

   The only source of revenue for FCB/NC Capital Trust is the payments we will make on the junior subordinated debentures. Under the terms of the trust agreement, FCB/NC Capital Trust cannot:

  .  acquire any investments other than the junior subordinated debentures,

  . take any action that would result in it becoming taxable other than as a grantor trust,

  . issue any securities other than the preferred securities and the common securities,

  . incur any indebtedness, or take any action that would result in a lien being placed on its assets, or

  . sell, assign, transfer, pledge or otherwise dispose of any of its assets.

   If we do not make payments on the junior subordinated debentures, FCB/NC Capital Trust will not have funds available to pay distributions or other amounts payable on the preferred securities. While we guarantee payment of distributions on the preferred securities under the guarantee agreement, we are only obligated to make payments under the guarantee agreement if FCB/NC Capital Trust has the funds available to make the distributions. See "Description of the Guarantee--General" on page 41 and "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee" on page 43.

Redemption

   The junior subordinated debentures mature on , 2031. We may redeem the junior subordinated debentures prior to that date, subject to certain limitations. A redemption of the junior subordinated debentures would cause a mandatory redemption of a proportionate amount of the preferred securities and common securities at the redemption price. The redemption price for each preferred security will equal $25.00 plus accumulated but unpaid distributions including any additional amounts to, but not including, the redemption date.

  .  We may redeem all or some of the junior subordinated debentures prior to
     maturity at any time, and for any reason, on or after      , 2006; or

  .  We may redeem all, but not some, of the junior subordinated debentures
     at any time before     , 2006, within 90 days following the occurrence
     and during the continuation of a tax event, investment company event or capital treatment event, each as defined below, and in each case subject to prior regulatory approval if it is then required. See "--Liquidation Distribution Upon Dissolution" on page 22.

   "Tax event" means the receipt by FCB/NC Capital Trust of an opinion of counsel to the effect that, as a result of any amendment to or change, including an announced prospective change, in the laws or any regulations of the United States or any political subdivision or taxing authority, or any official or administrative pronouncement or action or judicial decision interpreting or applying United States laws or regulations, that is adopted, effective or announced on or after the date of issuance of the preferred securities, there is more than an insubstantial risk that:

  . FCB/NC Capital Trust is, or will be within 90 days of the delivery of the opinion, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures;

  . interest payable by us on the junior subordinated debentures is not, or within 90 days of the delivery of the opinion will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

  . FCB/NC Capital Trust is, or will be within 90 days of the delivery of the opinion, subject to more than an insignificant amount of other taxes, duties or other governmental charges.

   If a tax event described in the first or third circumstances above has occurred and is continuing and FCB/NC Capital Trust holds all of the junior subordinated debentures, we will pay on the junior subordinated debentures any additional amounts as may be necessary in order that the amount of distributions then due and payable by FCB/NC Capital Trust on the outstanding preferred securities and common securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which FCB/NC Capital Trust has become subject.

   "Investment company event" means the receipt by FCB/NC Capital Trust of an opinion of counsel to the effect that, as a result of the occurrence of a change in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that FCB/NC Capital Trust is or will be considered an investment company that is required to be registered under the Investment Company Act of 1940, and this change becomes effective or would become effective on or after the date of the issuance of the preferred securities.

   "Capital treatment event" means the reasonable determination by us that, as a result of the occurrence of any amendment to, or change, including any announced prospective change, in the laws or regulations of the United States or any political subdivision, or any official or administrative pronouncement or action (including any action taken in connection with a regulatory examination or in connection with or as a result of any change in regulatory policy) or judicial decision interpreting or applying United States laws or regulations, that is effective or is announced on or after the date of issuance of the preferred securities, there is more than an insubstantial risk that we will not be entitled to treat all or part of the liquidation amount of the preferred securities as Tier 1 capital under the risk-based capital adequacy guidelines of the Federal Reserve Board.

   The Federal Reserve Board's risk-based capital guidelines currently allow us to count the proceeds of the preferred securities as Tier 1 or core capital on our books. However, the amount of proceeds we count cannot be more than 25% of our total Tier 1 capital. Amounts in excess of that 25% limitation will count as Tier 2 or supplementary capital on our books. We expect to be able to count all the proceeds from the sale of FCB/NC Capital Trust's preferred securities as Tier 1 capital.

Redemption Procedures

   If we repay or redeem the junior subordinated debentures, we must give the property trustee not less than 45 nor more than 75 days' notice in order that it can redeem a proportionate amount of the preferred and common securities. If your preferred securities will be redeemed, at least 30 days but not more than 60 days before the redemption date, the property trustee will mail to you a notice of redemption at your address as it appears on the securities register for FCB/NC Capital Trust.

   Redemptions of the preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that FCB/NC Capital Trust has funds available for the payment of the redemption price. See also "--Subordination of Common Securities" on page 22.

   If FCB/NC Capital Trust gives notice of redemption of your preferred securities, then, by 12:00 noon, Eastern time, on the redemption date, the property trustee will, to the extent funds are available, deposit irrevocably with The Depository Trust Company funds sufficient to pay the applicable redemption price for preferred securities held in book-entry form and will give The Depository Trust Company irrevocable instructions and authority to pay the redemption price to you. With respect to preferred securities not held in book-entry form, the property trustee will, to the extent funds are available, irrevocably deposit with the paying agent for the preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to you once you surrender your certificates evidencing the preferred securities. Distributions payable on or prior to the redemption date for any preferred securities called for redemption will be payable on the distribution dates to holders of preferred securities on the relevant record dates.

   If FCB/NC Capital Trust gives notice of redemption and deposits the required funds, then, on the date of that deposit, all of your rights with respect to your preferred securities called for redemption will cease, except your right to receive the redemption price and any distributions payable in respect of the preferred securities on or prior to the redemption date, but without interest. Preferred securities that FCB/NC Capital Trust redeems will cease to be outstanding. If any date fixed for redemption of preferred securities is not a business day, then the paying agent will pay the redemption price on the next succeeding day which is a business day, without any interest or other payment due to the delay. However, if the next business day falls in the next calendar year, the paying agent will make the payment on the immediately preceding business day. In the event that payment of the redemption price for the preferred securities called for redemption is improperly withheld or refused and not paid either by FCB/NC Capital Trust or by us pursuant to the guarantee, distributions on the preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by FCB/NC Capital Trust until the redemption price is actually paid. In that case, the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

   Subject to applicable law, we or our affiliates may from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement. If we do, we or our affiliate may not resell or transfer those preferred securities other than to another affiliate of ours. However, we or our affiliates can choose to exchange any of those preferred securities for junior subordinated debentures in a principal amount equal to the liquidation amount of the preferred securities being exchanged. Any preferred securities that we exchange for junior subordinated debentures will be cancelled. If we exchange preferred securities for junior subordinated debentures, a proportionate amount of the common securities we hold also will be exchanged for junior subordinated debentures, and those exchanged common securities also will be cancelled. We may at any time deliver the junior subordinated debentures we receive in exchange for the preferred securities and common securities to the debenture trustee for cancellation.


   If less than all the preferred securities and common securities are to be redeemed on a redemption date, then the aggregate liquidation amount of preferred securities and common securities to be redeemed shall be allocated pro rata to the preferred securities and the common securities based upon the relative liquidation amounts of those classes. The particular preferred securities to be redeemed shall be selected by the property trustee not more than 60 days prior to the redemption date or in accordance with The Depository Trust Company's customary procedures if the preferred securities are then held in book-entry form. The property trustee shall promptly notify the securities registrar for the preferred securities in writing of the aggregate liquidation amount of the preferred securities to be redeemed and the particular preferred securities selected for redemption. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of preferred securities relate, in the case of any preferred securities redeemed, to the portion of the aggregate liquidation amount of preferred securities which has been or is to be redeemed.

Subordination of Common Securities

   FCB/NC Capital Trust will pay all distributions, any redemption price, and any liquidation distribution to holders of the preferred securities and common securities pro rata based on the liquidation amount of the preferred securities and common securities held. However, if on any distribution date or redemption date, or at the time of a liquidation distribution, we are in default under the indenture because we have not paid amounts due on the junior subordinated debentures, then FCB/NC Capital Trust will not pay any distribution, redemption price, or liquidation distribution to us as holder of the common securities. In that event, FCB/NC Capital Trust will make payments on the common securities only after making payment in full and in cash of all accumulated and unpaid distributions to holders of the outstanding preferred securities for all distribution periods, or in the case of payment of the redemption price or a liquidation distribution, the full amount of the redemption price or liquidation distribution to holders of the outstanding preferred securities then called for redemption or liquidation. All funds immediately available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the preferred securities then due and payable. The existence of a default does not entitle you to accelerate the maturity of the preferred securities.

   If an event of default occurs with respect to the preferred securities because of an event of default with respect to the junior subordinated debentures, we, as the holder of the common securities, will have no right to take action under the trust agreement until all events of default with respect to the preferred securities have been cured, waived or otherwise eliminated. See "--Events of Default; Notice" on page 24 and "Description of Junior Subordinated Debentures--Debenture Events of Default" on page 36. Until all events of default under the trust agreement have been cured, waived or otherwise eliminated, the property trustee will act solely on your behalf and not on our behalf as the holder of the common securities, and only you will have the right to direct the property trustee to act on your behalf.

Liquidation Distribution Upon Dissolution

   Unless FCB/NC Capital Trust is dissolved prior to the termination date of
      , 2032, each holder of a preferred security will receive $25.00 per preferred security plus accumulated and unpaid distributions on the termination date. Payments will be made only from the assets of FCB/NC Capital Trust and may be in the form of a distribution of junior subordinated debentures having an equal aggregate principal amount.

   We, as the holder of all the outstanding common securities, have the right at any time to dissolve and liquidate FCB/NC Capital Trust and cause the junior subordinated debentures to be distributed to you, as holders of the preferred securities, and to us, as the holder of the common securities.

   The Federal Reserve Board may treat our dissolution of FCB/NC Capital Trust prior to the maturity date of the preferred securities as a redemption of capital instruments. The Federal Reserve Board's risk-based capital guidelines currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure. If the Federal Reserve Board believes that our dissolution of FCB/NC Capital Trust prior to the maturity date of the preferred securities would constitute the redemption of capital instruments under its risk-based capital guidelines or policies, then our dissolution of FCB/NC Capital Trust may be subject to the prior approval of the Federal Reserve Board.

   Pursuant to the trust agreement, FCB/NC Capital Trust will automatically dissolve upon the first to occur of:

  .  the termination date of FCB/NC Capital Trust;

  . certain events of bankruptcy, dissolution or liquidation of us or another holder of the common securities;

  . written direction by us, as the holder of the common securities, to the property trustee to dissolve FCB/NC Capital Trust;

  . the repayment of all the preferred securities in connection with the repayment of all of the junior subordinated debentures at maturity on
        , 2031 or the redemption of all of the junior subordinated debentures as described under "--Redemption" on page 19; and

  . the entry of an order for the dissolution of FCB/NC Capital Trust by a court of competent jurisdiction.

   If FCB/NC Capital Trust is dissolved in any of the circumstances described in the second, third and fifth items above, FCB/NC Capital Trust will be wound-up and liquidated by the property trustee as expeditiously as possible. This means that the property trustee will pay, or make reasonable provision to pay, all claims and obligations of FCB/NC Capital Trust in accordance with the Delaware Business Trust Act, and then distribute to you, as holders of the preferred securities, and to us, as holder of the common securities, a proportionate amount of the junior subordinated debentures, unless such a distribution is not practical.

   If distribution of the junior subordinated debentures is not practical, you, as holders of the preferred securities, and we, as holder of the common securities, will be entitled to receive an amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. However, the property trustee must first pay or make reasonable provision to pay all claims and obligations of FCB/NC Capital Trust in accordance with the Delaware Business Trust Act. If a liquidation distribution can be paid only in part because FCB/NC Capital Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then FCB/NC Capital Trust will make a partial payment to holders of the preferred and common securities on a pro rata basis.

   We, as the holder of the common securities, will be entitled to receive distributions upon any liquidation pro rata with you. However, if we are in default under the indenture because we have not paid amounts due on the junior subordinated debentures, the preferred securities will have a priority over the common securities. See "--Subordination of Common Securities" on page 22.

   After the liquidation date is fixed for any distribution of junior subordinated debentures:

  . the preferred securities and the common securities will no longer be deemed to be outstanding;

  . The Depository Trust Company or its nominee, as the registered holder of preferred securities, will receive a registered global certificate or certificates representing the junior subordinated debentures to be distributed with respect to preferred securities held by The Depository Trust Company or its nominee; and

  . any certificates representing the preferred securities not held by The Depository Trust Company or its nominee will be deemed to represent the junior subordinated debentures having a principal amount equal to the stated liquidation amount of the preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the preferred securities until the certificates are presented to the securities registrar for the preferred securities and common securities for transfer or reissuance.

   If we do not redeem the junior subordinated debentures prior to maturity, or if FCB/NC Capital Trust is not liquidated and the junior subordinated debentures are not distributed to you, then the preferred securities will remain outstanding until we repay the junior subordinated debentures at their stated maturity. At that time, the proceeds of our repayment of the junior subordinated debentures will be distributed to you and FCB/NC Capital Trust will be dissolved.

   Under current United States federal income tax law and interpretations and assuming, as expected, that FCB/NC Capital Trust is treated as a grantor trust, a distribution of the junior subordinated debentures should not be a taxable event to you. If there is a change in law, a change in legal interpretation, a tax event or other circumstances, however, the distribution could be a taxable event to you. See "Material United States Federal Income Tax Consequences" on page 45.

   We cannot make any guarantees about the market prices for the preferred securities or the junior subordinated debentures that may be distributed in exchange for preferred securities if a dissolution and liquidation of FCB/NC Capital Trust occurs. Accordingly, the preferred securities that you may purchase, or the junior subordinated debentures that you may receive on dissolution and liquidation of FCB/NC Capital Trust, may trade at a price less than you paid to purchase the preferred securities.

Events of Default; Notice

   Any one of the following events constitutes an event of default under the trust agreement. Each of these events are defaults regardless of the reason for the event and whether it is voluntary or involuntary or effected by operation of law or pursuant to a judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

  . the occurrence of an event of default under the indenture. See "Description of Junior Subordinated Debentures--Debenture Events of Default" on page 36;

  . FCB/NC Capital Trust's failure to pay any distribution when it becomes due and payable, and its failure to make the payment in the next 30 days;

  . FCB/NC Capital Trust's failure to pay the redemption price of any preferred security or common security when it becomes due and payable;

  . any default in the performance, or breach, in any material respect, of any of FCB/NC Capital Trust's covenants or warranties in the trust agreement, except for the failure to make payments described in the second or third events of default above, and continuation of this default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustees and us by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the trust agreement; or

  . the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee if a successor property trustee has not been appointed within 90 days of the event.

   Unless the event of default is cured or waived, within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to you, as holders of the preferred securities, to us, as the holder of the common securities, and to the administrators. We, as depositor, and the administrators are required to file annually with the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the trust agreement.

   If we are in default under the indenture because we have not paid amounts due on the junior subordinated debentures, the preferred securities will have a preference over the common securities with respect to payments of any amounts as described above. See "--Subordination of Common Securities" on page 22, "-- Liquidation Distribution Upon Dissolution" on page 22 and "Description of Junior Subordinated Debentures--Debenture Events of Default" on page 36.

Removal of Trustees; Appointment of Successors

   We, as holder of the common securities, may remove the property trustee or the Delaware trustee at any time for cause. However, if we are in default under the indenture, including because we have not paid amounts due under the junior subordinated debentures, the holders of a majority in aggregate liquidation amount of the outstanding preferred securtities may remove either trustee. If a trustee resigns, the holder of the common securities will appoint its successor. If a trustee is removed or becomes unable to serve as trustee, or for any other reason a vacancy occurs, the holder of the common securities will appoint a successor unless we are in default under the indenture. If we are in default, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities will appoint a successor trustee. If a successor has not been appointed by the holders of the common securities or the preferred securities, any holder of preferred securities or common securities or the other trustee may petition a court in the State of Delaware to appoint a successor. Any Delaware trustee must meet the applicable requirements of Delaware law. Any property trustee must be a national or state-chartered bank and have a combined capital and surplus of at least $50,000,000. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until acceptance of the appointment by the successor trustee in accordance with the provisions of the trust agreement. You do not have any right to appoint, remove or replace the administrators of FCB/NC Capital Trust. Only we, as holder of the common securities, have those rights.

Merger or Consolidation of Trustees

   If the property trustee or the Delaware trustee merges, converts or consolidates with or into another entity, if another entity results from any merger, conversion or consolidation to which either trustee is a party, or if another entity succeeds to all or substantially all the corporate trust business of either trustee, that entity will be the successor trustee under the trust agreement, provided that entity is otherwise qualified and eligible under the trust agreement. The succession will occur without the execution or filing of any paper or any further act on the part of the parties to the trust agreement.

Mergers, Replacements or Similar Transactions of FCB/NC Capital Trust

   The trust agreement severely restricts FCB/NC Capital Trust's ability to merge or consolidate with any other entity. FCB/NC Capital Trust may do so only if the transaction occurs at our request as the holder of the common securities, and with the consent of the holders of a majority in aggregate liquidation amount of the outstanding preferred securities, but without the consent of the property trustee or the Delaware trustee. In addition, FCB/NC Capital Trust may only merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized under the laws of any state, if:

  . the successor entity expressly assumes all the obligations of FCB/NC Capital Trust with respect to the preferred securities, or substitutes for the preferred securities other securities having substantially the same terms as the preferred securities, including the same priority as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

  . a trustee of the successor entity, possessing the same powers and duties as the property trustee, is appointed to hold the junior subordinated debentures;

  . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities, including any substitute securities, to be downgraded by any nationally recognized statistical rating organization, if then rated;

  . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any substitute securities, in any material respect;

  . the successor entity has a purpose substantially identical to that of FCB/NC Capital Trust;

  . prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, FCB/NC Capital Trust has received an opinion from independent counsel to the effect that the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of holders of preferred securities, or substitute securities, in any material respect, and following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither FCB/NC Capital Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

  . we, or any permitted transferee to whom we have transferred the common securities, owns all the common securities of the successor entity and guarantees the obligations of the successor entity under the preferred securities or any substitute securities at least to the extent provided by the guarantee.

   Except with the consent of holders of 100% in aggregate liquidation amount of the preferred securities, FCB/NC Capital Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties or assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into or replace it, if that transaction would cause FCB/NC Capital Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

   You will have no voting rights except as described above under "--Removal of Trustees; Appointment of Successors" on page 24 and "Description of Guarantee-- Amendments and Assignment" on page 42, as described below and as otherwise required by law and the trust agreement.

   As the holder of the common securities, we may amend the trust agreement without your consent, to:

  . cure any ambiguity in the trust agreement, correct or supplement any provisions that may be inconsistent within the trust agreement, or to address other matters or questions arising under the trust agreement, provided that the amendment does not adversely affect in any material respect your interests or our interests; or

  . modify, eliminate or add to any provisions of the trust agreement to such extent as may be necessary to ensure that:

    . FCB/NC Capital Trust will not be taxable other than as a grantor trust for United States federal income tax purposes at any time that any preferred securities or common securities are outstanding; or

    . FCB/NC Capital Trust will not be required to register as an investment company under the Investment Company Act.

   Any such amendment of the trust agreement will become effective when notice of the amendment is given to you, as the holders of preferred securities, and us, as the holder of the common securities.

   We, as the holder of the common securities, may amend the trust agreement if:

  . we have the consent of holders representing at least a majority in aggregate liquidation amount of the preferred securities; and

  . the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect FCB/NC Capital Trust's status as a grantor trust for United States federal income tax purposes or FCB/NC Capital Trust's exemption from status as an investment company under the Investment Company Act.

   However, every holder of preferred securities or common securities must consent in order to amend the trust agreement to:

  . change the amount or timing of any distribution on the preferred securities or common securities or otherwise adversely affect the amount of any distribution required to be made on the preferred securities or common securities as of a specified date; or

  . restrict your right, as holders of preferred securities, or our right, as the holder of the common securities, to institute suit for the enforcement of any payment on or after such date.

   Without obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the preferred securities, or, if a consent under the indenture would require the consent of each holder of junior subordinated debentures affected, without obtaining the prior approval of each holder of preferred securities, the property trustee will not:

  . direct when, where and how any proceeding for any remedy available to the debenture trustee will be conducted, or execute any trust or power conferred on the property trustee with respect to the junior subordinated debentures;

  . waive any past default that is waivable pursuant to the terms of the indenture;

  . exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures shall be due and payable; or

  . consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where consent is required.

   The property trustee may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities unless the holders of the preferred securities vote again on the same issue. The property trustee will notify you of any notice of default with respect to the junior subordinated debentures. In addition to obtaining your approval as described above, before taking any of the actions listed above, the property trustee will, at our expense, obtain an opinion of counsel to the effect that the action will not cause FCB/NC Capital Trust to be taxable other than as a grantor trust for United States federal income tax purposes on account of such action.

   As a holder of preferred securities, your vote or consent will not be required to redeem and cancel preferred securities in accordance with the trust agreement. If holders of preferred securities are entitled to vote or consent, any preferred securities that are owned by us, the trustees, the administrators or any of our respective affiliates will be treated as if they were not outstanding for purposes of that vote or consent.

   As described in "Description of Junior Subordinated Debentures--Modification of Indenture" on page 35, your consent is required before we can make certain changes to the indenture that affect your rights as a holder of the preferred securities.

Expenses and Taxes

   We have agreed to pay all debts and other obligations other than distributions on the preferred securities of FCB/NC Capital Trust. We also have agreed to pay all costs and expenses of FCB/NC Capital Trust. These costs and expenses include costs and expenses relating to the organization of FCB/NC Capital Trust and the fees and expenses of the trustees and their counsel. Under the trust agreement, the trustees have a lien on the property of FCB/NC Capital Trust to secure our obligations to pay their fees and expenses, but the lien only applies to the extent of our interest in the property of FCB/NC Capital Trust as holder of the common securities. Further, we also have agreed to pay any and all taxes, other than United States withholding taxes, to which FCB/NC Capital Trust might become subject. These obligations of ours are for the benefit of, and will be enforceable by, any creditor of FCB/NC Capital Trust to whom any of these debts, obligations, costs, expenses and taxes are owed, whether or not that creditor has received notice. Any creditor may enforce these obligations directly against us. We have irrevocably waived any right or remedy to require that any creditor take any action against FCB/NC Capital Trust or any other person before proceeding against us.

Book Entry, Delivery and Form

   The preferred securities will be issued in the form of one or more fully registered global securities, which will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of a nominee of The Depository Trust Company. Unless and until it is exchangeable in whole or in part for the preferred securities in certificated form, a global security may not be transferred except to another nominee of The Depository Trust Company, or to a successor to The Depository Trust Company or its nominee.

   Ownership of beneficial interests in a global security will be limited to participants that have accounts with The Depository Trust Company or its nominee or persons that may hold interests through those participants. We expect that, upon the issuance of a global security The Depository Trust Company will credit, on its book-entry registration and transfer system, the participants' accounts with their respective liquidation amounts of preferred securities represented by the global security. Ownership of beneficial interests in a global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by The Depository Trust Company with respect to the interests of participants. Ownership of beneficial interests in a global security will be shown on the records of participants with respect to your interests. You will not receive written confirmation from The Depository Trust Company of your purchase, but you are expected to receive written confirmations from participants through which you entered into the transaction. Transfers of ownership interests will be accomplished by entries on the books of participants acting on your behalf.

   If The Depository Trust Company, or its nominee, is the registered owner of a global security, The Depository Trust Company or its nominee, as the case may be, will be considered the sole holder of the preferred securities represented by the global security for all purposes under the trust agreement. Except as provided below, you are the owner of beneficial interests in a global security and will not be entitled to receive physical delivery of the preferred securities in certificated form. You will not be considered an owner or holder under the trust agreement. Accordingly, you must rely on the procedures of The Depository Trust Company and, if you are not a participant, on the procedures of the participant through which you own your interest to exercise any rights as a holder of preferred securities under the trust agreement. We understand that, under The Depository Trust Company's existing practices, in the event that we request any action of you, or if you desire to take any action which a holder of preferred securities is entitled to take under the trust agreement, The Depository Trust Company would authorize the participants holding your interests to take that action, and those participants would authorize you to take that action or would otherwise act upon your instructions. Redemption and other notices also will be sent to The Depository Trust Company. If less than all of the preferred securities are being redeemed, we understand that it is The Depository Trust Company's existing practice to determine by lot the amount of the interest of each participant to be redeemed. Therefore, as long as the preferred securities are held in book-entry form, references in this prospectus to your rights and benefits mean your indirect interest held through The Depository Trust Company. You should consider the procedures of The Depository Trust Company with respect to distributions, redemptions, notice, voting and similar rights and benefits, as well as those described in this prospectus.

   Distributions on the preferred securities registered in the name of The Depository Trust Company or its nominee will be made to The Depository Trust Company or its nominee, as the case may be, as the registered owner of the global security representing the preferred securities. Neither the trustees, the administrators nor any paying agent or other agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for the preferred securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests. Disbursements of distributions to participants will be the responsibility of The Depository Trust Company. We understand that The Depository Trust Company's practice is to credit participants' accounts on a payable date in accordance with their respective holdings shown on The Depository Trust Company's records, unless The Depository Trust Company has reason to believe that it will not receive payment on the payable date. Payments by participants to you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." If you hold your preferred securities in "street name," distributions to you will be the responsibility of the participant and not of The Depository Trust Company, us, the trustees, the paying agent or any other agent of ours, subject to any statutory or regulatory requirements as may be in effect. The laws of some states require that certain purchasers of securities take physical delivery of their purchased securities in certificated form. These laws may impair your ability to transfer beneficial interests in the global security.

   The Depository Trust Company may discontinue providing its services as securities depository with respect to the preferred securities at any time by giving reasonable notice to us or the trustees. If The Depository Trust Company notifies us that it is unwilling to continue, or if it is unable to continue, and a qualified successor depository is not located by us, we will issue the preferred securities in certificated form upon registration of, transfer of, or in exchange for, the global security. In addition, the global security is exchangeable for preferred securities in certificated form if FCB/NC Capital Trust, in its sole discretion, determines not to have the preferred securities represented by one or more global securities or if a default exists under the trust agreement. Finally, as the owner of a beneficial interest in a global security, you can exchange your interest for preferred securities in certificated form upon at least 20 days prior notice to the property trustee given by or on behalf of The Depository Trust Company in accordance with its procedures.

   The Depository Trust Company has advised FCB/NC Capital Trust and us as follows:

  . The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York banking law, a member of the Federal Reserve Board, a "clearing corporation" within the meaning of the Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934;

  . The Depository Trust Company was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes to accounts of its participants, thereby eliminating the need for physical movement of certificates;

  . its participants include securities brokers and dealers, such as the underwriters, banks, trust companies and clearing corporations, and may include certain other organizations;

  . certain participants, or their representatives, together with other entities, own The Depository Trust Company; and

  . indirect access to The Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Payment and Paying Agency

   FCB/NC Capital Trust will make payments on the preferred securities to The Depository Trust Company, which will credit the relevant accounts at The Depository Trust Company on the applicable distribution dates. If the preferred securities are not held by The Depository Trust Company, payments will be made by check mailed to the address of the holder entitled thereto to the address that appears on the securities register for the preferred securities. The paying agent that will make the payments on behalf of FCB/NC Capital Trust will initially be the property trustee. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee and the administrators. If the property trustee is no longer the paying agent, the property trustee will appoint a successor to act as paying agent. The successor must be a bank or trust company reasonably acceptable to the administrators.

Registrar and Transfer Agent

   The property trustee will act as registrar and transfer agent for the preferred securities.

   Registration of transfers of preferred securities will be effected without charge by or on behalf of FCB/NC Capital Trust, but only upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. FCB/NC Capital Trust will not be required to register or cause to be registered the transfer of the preferred securities after the preferred securities have been called for redemption.

Information Concerning the Property Trustee

   Bankers Trust Company serves as the property trustee under the trust agreement and will hold the junior subordinated debentures for the benefit of FCB/NC Capital Trust, the holders of the preferred securities, and us as holder of the common securities. Other than during an event of default, the property trustee has promised to perform only the duties specifically contained in the trust agreement. If there is a default under the trust agreement, the property trustee must enforce the trust agreement for your benefit and must exercise its powers under the trust agreement using the care and skill that a prudent person would use under the circumstances in conducting his or her own affairs. However, the property trustee is not required to spend or risk its own funds or otherwise incur any liability in performing its duties or exercising any of its powers if it has reasonable grounds to believe that repayment or adequate indemnity is not assured to it. If the holders of the preferred securities direct the property trustee to exercise any of its powers under the trust agreement, it may refuse to act unless the holders have protected it against expenses and liabilities that it might incur in following the holders' direction.

   The property trustee will be liable for its own negligence or willful misconduct, but it will not be liable for good faith errors in judgment or for certain actions taken at the direction of the holders of the preferred securities as described in the trust agreement, and it is not responsible for monitoring compliance with the terms of the trust agreement by us or by the administrators of FCB/NC Capital Trust. It may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, security or other paper or document that it believes is genuine and has been signed or presented by the proper party. It also may consult with legal counsel of its choice and is authorized to take any action in reliance on the advice or opinion of that counsel.

Miscellaneous

   The administrators and the property trustee are authorized and directed to conduct the affairs of and to operate FCB/NC Capital Trust in such a way that:

  . FCB/NC Capital Trust will not be deemed to be an investment company required to be registered under the Investment Company Act or be taxable other than as a grantor trust for United States federal income tax purposes; and

  . the junior subordinated debentures will be treated as our indebtedness for United States federal income tax purposes.

   The property trustee, we, as the holder of the common securities, and the administrators are authorized to take any action not inconsistent with applicable law, the certificate of trust of FCB/NC Capital Trust or the trust agreement that the property trustee, we, and the administrators, determine in our discretion to be necessary or desirable for these purposes, as long as this action does not materially adversely affect your interests.

   You will not have preemptive or similar rights.

   FCB/NC Capital Trust may not borrow money or issue debt or mortgage or pledge its assets.

Governing Law

   The trust agreement will be governed by and construed in accordance with the laws of the State of Delaware.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

   We will issue the junior subordinated debentures under the indenture between Bankers Trust Company, the debenture trustee, and us. This is a summary of the terms and provisions of the junior subordinated debentures and the indenture, and we believe it describes all material provisions that would be important to you to make an informed investment decision. However, the form of the indenture, which includes definitions of some of the terms used in the summary, is filed as an exhibit to the registration statement that contains this prospectus. You should read the indenture in its entirety. You also can request a copy of the form of the indenture from the debenture trustee.

   The indenture will be qualified under the Trust Indenture Act of 1939. The terms of the junior subordinated debentures include those made a part of the indenture by the Trust Indenture Act.

General

   As soon as FCB/NC Capital Trust has sold the preferred securities to you and the common securities to us, it will invest the proceeds of these sales by purchasing the junior subordinated debentures from us. The total principal amount of the junior subordinated debentures will be equal to the total liquidation amount of the preferred securities and common securities. The junior subordinated debentures will be junior and subordinate in right of payment to all of our senior indebtedness. The junior subordinated debentures will not be subject to a sinking fund. The indenture does not limit our ability to incur or issue other secured or unsecured debt, including senior indebtedness, whether under any existing or future indenture. See "-- Subordination" on page 38. Because we are a holding company, our obligations under the junior subordinated debentures are also effectively subordinated to all existing and future liabilities of our subsidiaries. Since we rely primarily on dividends from our subsidiaries to meet debt service obligations and pay operating expenses, we would not have sufficient funds to make payments on the junior subordinated debentures if our subsidiaries could not pay us dividends in an amount sufficient to meet our debt service obligations and pay our operating expenses. In addition, because we are a holding company, if there is any distribution of assets by any of our subsidiaries because of a subsidiary's liquidation or similar event, we will not receive funds until the claims of creditors of that subsidiary have been satisfied, except to the extent we are recognized as a creditor of that subsidiary.

   The junior subordinated debentures will bear interest, accruing from       ,
2001, at the annual rate of % of the principal amount of the junior subordinated debentures. We will pay interest quarterly on March 31, June 30, September 30 and December 31 of each year, beginning on December 31, 2001, to the person in whose name each junior subordinated debenture is registered at the close of business on the 15th day of the month in which the relevant interest payment date occurs, even if the day is not a business day. We anticipate that, unless FCB/NC Capital Trust is liquidated, each junior subordinated debenture will be registered in the name of FCB/NC Capital Trust and held by the property trustee in trust for you, as holders of the preferred securities, and us, as holder of the common securities.

   The amount of interest we pay for any full interest period will be computed by dividing the annual rate of % by four. We will compute the amount of interest payable for any period less than a full interest period on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month. If any date on which we are supposed to pay interest on the junior subordinated debentures is not a business day, then we will pay the interest payable on that date on the next business day, without paying any interest or making any additional interest payments because of the delay. However, if that business day falls in the next calendar year, we will make the payment on the immediately preceding business day.

   If we do not make an interest payment on the applicable interest payment date, the junior subordinated debentures will bear additional interest on the unpaid amount, to the extent permitted by law, at the annual rate of %, compounded quarterly.

   The term interest includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and, if applicable, any other additional sums we pay on the junior subordinated debentures. We may need to pay additional interest if there are changes in the law that have adverse tax consequences on the preferred securities. See "Description of Preferred Securities--Redemption" on page 19.

   The junior subordinated debentures will mature on       , 2031.

Option to Extend Interest Payment Period

   If we are not in default under the indenture, we can at any time defer interest payments on the junior subordinate debentures. But, we cannot defer interest payments for a period of time:

  .  that exceeds 20 consecutive quarterly periods;

  . that extends beyond the stated maturity of the junior subordinated debentures; or

  .  that ends on a date other than an interest payment date.

   During any extension period we can make partial payments of interest on any interest payment date. At the end of an extension period we must pay all interest then accrued and unpaid. During an extension period interest will continue to accrue and holders of junior subordinated debentures, and holders of preferred securities while outstanding, will be required to recognize original issue discount income for United States federal income tax purposes. See "Material United States Federal Income Tax Consequences--Interest Income and Original Issue Discount" on page 47.

   During any extension period, we may not:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make any liquidation payments with respect to, any of our capital stock; or

  . make any principal, interest or premium payments on, or repay, repurchase or redeem any of our debt securities that rank equally with or junior in interest to the junior subordinated debentures, except that we may:

    . repurchase, redeem or make other acquisitions of shares of our capital stock in connection with:

      . any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of our employees, officers, directors or consultants,

      .  a dividend reinvestment or shareholder stock purchase plan, or

      . the issuance of our capital stock, or securities convertible into or exercisable for our capital stock, as consideration in any acquisition transactions entered into prior to the applicable extension period;

    . take any necessary action in connection with any exchange or conversion of any of our capital stock, any capital stock of a subsidiary or any of our debt;

    . purchase fractional interests in shares of our capital stock in connection with the conversion or exchange provisions of any of our capital stock or the security being converted or exchanged;

    . declare a dividend in connection with any shareholders' rights plan, or issue rights, stock or other property under any shareholders' rights plan, or redeem or repurchase rights under any shareholders' rights plan; or

    . declare and issue a dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to that stock.

   If we are not in default under the indenture, before the end of any extension period we may extend the extension period and further defer the payment of interest, so long as the extension period is not more than a total of 20 consecutive quarterly periods. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period as long as we comply with the above conditions. We will not pay additional interest on the junior subordinated debentures during an extension period until the extension period ends and all additional interest becomes due. We must give FCB/NC Capital Trust and the debenture trustee notice of our election to defer interest payments at least one business day before the next interest payment date on which interest on the junior subordinated debentures would be payable, or at least one business day before the earlier of:

  . the next date distributions would have been payable on the preferred securities but for the election to defer interest payments; and

  .   the record date for determining the holders of preferred securities who are entitled to distributions.

   The debenture trustee will give you prompt notice of our election to defer interest payments. Except as described above, there is no limitation on the number of times that we may elect to defer interest payments and begin an extension period.

Redemption

   The junior subordinated debentures mature on      , 2031. We may redeem the
junior subordinated debentures prior to that date, subject to certain limitations. A redemption or repurchase of the junior subordinated debentures would cause a mandatory redemption of a proportionate amount of the preferred securities and common securities at the redemption price. The redemption price for each preferred security will equal $25.00 plus accumulated but unpaid distributions including any additional amounts to, but not including, the redemption date.

  .  We may redeem all or some of the junior subordinated debentures prior to
     maturity at any time, and for any reason, on or after      , 2006; and

  .  We may redeem all, but not some, of the junior subordinated debentures
     at any time before     , 2006, within 90 days following the occurrence
     and during the continuation of a tax event, investment company event or capital treatment event. These events are defined under "Description of Preferred Securities--Redemption" on page 19.

   The redemption price will be equal to the outstanding principal amount of the junior subordinated debentures plus accrued interest, including any additional interest, to the redemption date. FCB/NC Capital Trust will use the proceeds of any redemption to redeem the preferred securities and the common securities.

   The Federal Reserve Board's risk-based capital guidelines, which are subject to change, currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure. If we decide to redeem the junior subordinated debentures prior to their stated maturity, and if the Federal Reserve Board believes the redemption would constitute the redemption of capital instruments under its current risk-based capital guidelines, our redemption of the junior subordinated debentures may be subject to the prior approval of the Federal Reserve Board.

Additional Sums

   We have promised that, if we are not in default under the indenture and except as otherwise specified in the indenture, and if and for so long as FCB/NC Capital Trust is the holder of all junior subordinated debentures and FCB/NC Capital Trust is required to pay any additional taxes, duties or other governmental charges as a result of a tax event, we will pay additional amounts on the junior subordinated debentures, so that the distributions payable by FCB/NC Capital Trust will not be reduced as a result of any additional taxes, duties or other governmental charges. See "Description of Preferred Securities--Redemption" on page 19.

Registration, Denomination and Transfer

   The junior subordinated debentures initially will be registered in the name of FCB/NC Capital Trust and will be held by the property trustee in trust for you, as holders of the preferred securities, and us, as holder of the common securities. If the junior subordinated debentures are distributed to you, it is anticipated that the depositary arrangements for the junior subordinated debentures will be substantially identical to those in effect for the preferred securities. See "Description of Preferred Securities--Book Entry, Delivery and Form" on page 27.

   Although The Depository Trust Company has agreed to the procedures described in "Description of Preferred Securities--Book Entry, Delivery and Form" on page 27, it is under no obligation to continue to perform these procedures, and it may discontinue or change these procedures at any time. If The Depository Trust Company is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary, we will cause the junior subordinated debentures to be issued in certificated form.

   If we issue junior subordinated debentures in certificated form, we will make principal and interest payments at the New York office of the debenture trustee or the transfer or paying agent we choose. However, at our option we may make interest payments by check mailed to the address of the persons entitled thereto. However, a holder of $1,000,000 or more in aggregate principal amount of junior subordinated debentures may receive payments of interest, other than interest payable at the stated maturity, by wire transfer of immediately available funds upon written request to the debenture trustee not later than 15 calendar days prior to the date on which the interest is payable.

   Junior subordinated debentures are issuable only in registered form without coupons in integral multiples of $25.00. Junior subordinated debentures will be exchangeable for other junior subordinated debentures of like tenor, of any authorized denominations, and of a like aggregate principal amount.

   Junior subordinated debentures may be presented for exchange as provided above, and may be presented for registration of transfer, at the office of the securities registrar appointed under the indenture or at the office of any transfer agent we designate for that purpose without service charge and upon payment of any taxes and other governmental charges as described in the indenture. We will appoint the debenture trustee as securities registrar under the indenture.

   In the event of any redemption, we will not, nor will the debenture trustee be required to:

  . issue, register the transfer of or exchange junior subordinated debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the junior subordinated debentures to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

  . register the transfer of or exchange any junior subordinated debentures selected for redemption.

   Any amount deposited with the debenture trustee or any paying agent, or held by us in trust, for the payment of principal or interest on any junior subordinated debenture that is unclaimed for two years will be repaid to us at our request. Thereafter, the holder of that unpaid junior subordinated debenture must look, as a general unsecured creditor, only to us for payment.

Restrictions on Certain Payments; Certain Covenants

   We have promised that if, at any time:

  . we have actual knowledge that an event of default has occurred under the indenture, or with notice or lapse of time an event of default would occur, and we have not taken reasonable steps to remedy the situation;

  . the junior subordinated debentures are held by FCB/NC Capital Trust and we are in default with respect to our payment of any obligations under the guarantee; or

  . we have given notice of our election of an extension period as provided in the indenture and have not rescinded such notice, or an extension period, or any extension of an extension period, is continuing;

   then, we will not:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; or

  . make any principal, interest or premium payments on, or repay, repurchase or redeem, any of our debt securities that rank equally with or junior in interest to the junior subordinated debentures, except that we may:

    . repurchase, redeem or make other acquisitions of shares of our capital stock in connection with:

      . any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants,

      .  a dividend reinvestment or shareholder stock purchase plan, or

      . the issuance of our capital stock, or securities convertible into or exercisable for our capital stock, as consideration in any acquisition transactions entered into prior to the applicable extension period;

    . take any necessary action in connection with any exchange or conversion of any of our capital stock, any capital stock of any subsidiary of ours or of our debt;

    . purchase fractional interests in shares of our capital stock in connection with the conversion or exchange provisions of any of our capital stock or the security being converted or exchanged;

    . declare a dividend in connection with any shareholders' rights plan, or issue rights, stock or other property under any shareholders' rights plan, or redeem or repurchase rights under any shareholders' rights plan; or

    . declare and issue a dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to that stock.

   We have promised in the indenture:

  . to continue to hold, directly or indirectly, 100% of the common securities, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

  . as holder of the common securities, not to voluntarily terminate, wind-up or liquidate FCB/NC Capital Trust, other than:

    . in connection with a distribution of junior subordinated debentures to the holders of the preferred securities in a liquidation of FCB/NC Capital Trust; or

    . in connection with certain merger, consolidation or amalgamation transactions permitted by the trust agreement; and

  . to use our reasonable efforts, consistent with the terms and provisions of the trust agreement, to cause FCB/NC Capital Trust to continue to be classified as a grantor trust for United States federal income tax purposes.

Modification of Indenture

   We and the debenture trustee can, without the consent of any of the holders of the outstanding junior subordinated debentures, amend, waive or supplement the provisions of the indenture in the following ways:

  . if we are acquired by someone, to have that person assume our obligations under the indenture and the junior subordinated debentures;

  . to convey, transfer, assign, mortgage or pledge any property to or with the debenture trustee, or to surrender any right or power conferred upon us by the indenture;

  . to add further covenants, restrictions or conditions that would protect the holders of the junior subordinated debentures or to surrender any right or power conferred upon us under the indenture;

  . to change or eliminate any of the provisions of the indenture, if at the time of the change or elimination there are no outstanding junior subordinated debentures entitled to the benefit of the provision or the change or elimination does not apply to any outstanding junior subordinated debentures;

  . to add events of default that would benefit the holders of the junior subordinated debentures;

  . to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision in the indenture, if that action does not negatively affect the interest of the holders of the junior subordinated debentures, or, if they are outstanding, the preferred securities in any material respect;

  . to facilitate the issuance of the junior subordinated debentures in certificated or other definitive form;

  . to evidence or provide for the appointment of a successor debenture trustee;

  . to qualify, or maintain the qualification of, the indenture under the Trust Indenture Act; or

  . to establish the form or terms of any series of the junior subordinated debentures as permitted by the indenture.

   If we have the consent of the holders of at least a majority in aggregate principal amount of junior subordinated debentures that would be affected, we and the debenture trustee can modify the indenture to add or delete any provisions or modify the rights of holders of the junior subordinated debentures. However, unless we have the consent of holders of all the outstanding junior subordinated debentures that would be affected by such a change, we cannot:

  . change the stated maturity of the principal of, or affect the interest payment date on, any of the junior subordinated debentures, or reduce the principal amount, the rate of interest, or any premium we would owe if we redeemed the junior subordinated debentures, or change the place of payment where, or the currency in which, these amount are payable, or impair the right to institute suit for the enforcement of any payment on the junior subordinated debentures;

  . lower the percentage of principal amount of junior subordinated debentures whose holders' consent is needed to approve any change in, or waiver of rights under, the indenture; or

  . modify any provisions of the indenture that provide for waivers of the rights of holders of the junior subordinated debentures, except to increase any percentage of principal amount whose holders' consent is needed to approve a waiver of rights, or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each junior subordinated debenture affected.

   Furthermore, so long as any of the preferred securities remain outstanding:

  . we cannot, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the outstanding preferred securities:

    . change the indenture in a way that would adversely affect you in any material way,

    .  terminate the indenture, or

    . waive any default under the indenture, or compliance with any provision of the indenture,

    unless and until we have paid the principal of, and all accrued interest and the premium, if any, on, the junior subordinated debentures; and

  . we cannot amend the indenture in a way that would impair the rights of the holders of the preferred securities to enforce certain rights against us without the prior consent of the holders of each preferred security then outstanding unless and until we have paid the principal of, and all accrued interest and the premium, if any, on, the junior subordinated debentures. See "--Enforcement of Certain Rights by Holders of Preferred Securities" on page 37.

Debenture Events of Default

   The indenture provides that any one or more of the following described events that has occurred and is continuing constitute an "event of default" with respect to the junior subordinated debentures:

  . if we fail to pay any interest on the junior subordinated debentures when due and payable and do not make the payment in the next 30 days, unless we have deferred the due date by declaring an extension period;

  . if we fail to pay any principal of or premium, if any, on the junior subordinated debentures when due and payable whether at the stated maturity, upon redemption, by declaration of acceleration or otherwise;

  . if we fail to observe or perform in any material respect certain of the other covenants in the indenture for 90 days after written notice of the failure to us from the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding junior subordinated debentures;

  . the appointment of a receiver or other similar official in any liquidation, insolvency or similar proceeding with respect to us or all or substantially all of our property; or a court or other governmental agency enters a decree or order appointing a receiver or similar official and the decree or order remains unstayed and undischarged for a period of 60 days; or

  . the commencement by us of a voluntary proceeding under federal or state bankruptcy, insolvency, reorganization or other similar law, our consent to the entry of a decree or order for relief in an involuntary proceeding or to the commencement of such a proceeding against us, our filing of a petition, answer or consent seeking reorganization or relief under any applicable federal or state law, our consent to the filing of such a petition or to the appointment of a receiver of all or substantially all of our property, or an assignment by us for the benefit of creditors.

   As described in "Description of Preferred Securities--Events of Default; Notice" on page 24, the occurrence of an event of default under the indenture also will constitute an event of default in respect of the preferred securities and common securities.

   With some limitations, the holders of at least a majority in aggregate principal amount of outstanding junior subordinated debentures can direct how, when and where any proceeding for any remedy available to the debenture trustee is conducted. The debenture trustee or the holders of not less than 25% in aggregate principal amount of outstanding junior subordinated debentures can declare the principal due and payable immediately during a continuing event of default and, if the debenture trustee or the holders of junior subordinated debentures do not make this declaration, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities can do so. The holders of a majority in aggregate principal amount of outstanding junior subordinated debentures also can annul a default declaration and waive the default if:

  . we have cured all defaults, other than the non-payment of the principal of junior subordinated debentures which has become due because of the default; and

  . we have paid all matured installments of interest and principal due on the junior subordinated debentures other than those amounts that were due because of the default, and all sums paid or advanced by the debenture trustee and the reasonable compensation, expenses, disbursements and advances of the debenture trustee, its agent and its counsel.

   If the holders of junior subordinated debentures do not annul a default declaration or waive a default, the holders of a majority in aggregate liquidation amount of the outstanding preferred securities can do so.

   We are required to certify annually to the debenture trustee as to whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

   During a continuing event of default the debenture trustee can declare the principal of and the interest on the junior subordinated debentures, and any other amounts payable under the indenture, to be due and payable and can enforce its other rights as a creditor of ours with respect to the junior subordinated debentures.

Enforcement of Certain Rights by Holders of Preferred Securities

   During a continuing event of default that is caused by our failure to pay any amounts payable on the junior subordinated debentures on the date those amounts are due, you may institute a legal action against us to enforce the payment to you of an amount equal to the amount payable on the junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities you hold. We may not amend the indenture to remove this right to bring a legal action without your prior written consent. We have the right under the indenture to set-off against the amount owed to FCB/NC Capital Trust any payment we make to you in connection with a legal action.

   With certain exceptions, as a holder of preferred securities, you will not be able to exercise directly any remedies available to the holders of the junior subordinated debentures except under the circumstances described in the preceding paragraph unless there has been an event of default under the trust agreement. See "Description of Preferred Securities--Events of Default; Notice" on page 24.

Consolidation, Merger, Sale of Assets and Other Transactions

   The indenture provides that we may not consolidate with or merge into any other entity or convey, transfer or lease substantially all of our assets to any other entity, and no other entity may consolidate with or merge into us, or convey, transfer or lease substantially all of its assets to us, unless:

  . the entity into which we are consolidated or merged, or to which we transfer substantially all our assets, is organized in the United States and it expressly agrees to pay the principal of, and interest and premium, if any, on, the junior subordinated debentures and to assume our other obligations under the indenture;

  . immediately after giving effect to the transaction we are not in default under the indenture and no event has occurred which, after some notice or lapse of time, would be a default; and

  .  certain other conditions described in the indenture are satisfied.

   Nothing in the indenture prohibits us from acquiring other banks or from combining with our subsidiary banks.

Satisfaction and Discharge

   We will have satisfied and discharged the indenture, which means you will have no further legal rights under the indenture when:

  .  either:

    . all junior subordinated debentures have been delivered to the debenture trustee for cancellation, or

    . all junior subordinated debentures not previously delivered to the debenture trustee for cancellation:

      .  have become due and payable,

      . will become due and payable at the stated maturity date within one year, or

      . are to be called for redemption within one year under arrangements satisfactory to the debenture trustee; and

      we have deposited funds with the debenture trustee, for the purpose and in an amount sufficient to pay all of our obligations on the junior subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity or redemption date;

  . we have paid all other sums payable by us under the indenture and we have delivered applicable certificates and opinions of counsel that indicate we have complied with all of our obligations; and,

  .  certain other conditions described in the indenture are satisfied.

Subordination

   The junior subordinated debentures generally will be subordinate and junior in right of payment to all of our senior indebtedness, as described below. If we default in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any senior indebtedness when it becomes due and payable whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then, unless and until we have cured the default or it has been waived or all senior indebtedness has been paid, we cannot make any payments on the junior subordinated debentures.

   As used in this prospectus, "senior indebtedness" means, whether recourse exists as to all or a portion of our assets and whether or not contingent:

  .  every obligation of ours for money borrowed;

  . every obligation of ours evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

  . every reimbursement obligation of ours with respect to letters of credit, bankers' acceptances or similar facilities issued for our account;

  . every obligation of ours issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

  .  every capital lease obligation of ours;

  . every obligation of ours for claims, as defined in Section 101(4) of the United States Bankruptcy Code of 1978, in respect of derivative products such as interest, foreign exchange rate contracts, commodity contracts and similar arrangements; and

  . every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, we have guaranteed or for which we are responsible or liable, directly or indirectly, as obligor or otherwise.

   However, senior indebtedness does not include any of the following:

  . any obligations which, by their terms, are expressly stated to rank equally in right of payment with, or subordinate in right of payment to, the junior subordinated debentures;

  . any of our indebtedness which, when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, was without recourse to us;

  .  any indebtedness of ours to any of our subsidiaries;

  .  indebtedness to executive officers or directors; and

  . any indebtedness in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with us that is a financing entity of ours in connection with the issuance by such financing entity of securities that are similar to the preferred securities.

   As of June 30, 2001, we had senior indebtedness of approximately $368.5 million. We must pay in full our obligations under all senior indebtedness, before we can make any payments or distributions, whether in cash, securities or other property, on the junior subordinated debentures, if we experience:

  . any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceedings relating to us, our creditors or our property;

  . any proceeding for our liquidation, dissolution or other winding up, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

  .  any assignment by us for the benefit of creditors; or

  .  any other marshalling of our assets.

   If payment or distribution on account of the junior subordinated debentures, whether in cash, securities or other property, is received by any holder of any junior subordinated debentures in contravention of any of the terms of the indenture and before all our senior indebtedness has been paid in full, that payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, the holders of our senior indebtedness at the time outstanding in accordance with the priorities then existing among those holders for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all senior indebtedness in full.

   If during any proceeding described above, after we have paid in full all sums we owe on our senior indebtedness, the holders of junior subordinated debentures, together with the holders of our obligations ranking equally with the junior subordinated debentures, will be entitled to be paid from our remaining assets the amounts at the time due and owing on the junior subordinated debentures and the other obligations. We will make payment on the junior subordinated debentures and the junior subordinated debentures issued to FCB/NC Capital Trust I on a pro rata basis before we make any payment or other distribution, whether in cash, property or otherwise, on account of any capital stock or obligations ranking junior to the junior subordinated debentures.

   By reason of this subordination, if we become insolvent, holders of our senior indebtedness will receive payments from our assets before any payments are made to holders of the junior subordinated debentures. This subordination will not prevent the occurrence of any event of default on the junior subordinated debentures.

   Our assets are made up primarily of our investment in our subsidiaries, and our primary source of funds from which we will make payments on the junior subordinated debentures will be dividends we receive from our subsidiaries. Because we are a holding company, the creditors of our subsidiaries will have priority over our interest in our subsidiaries' assets in any distribution of the subsidiaries' assets in a liquidation, reorganization or otherwise. Also, our subsidiaries' abilities to pay us dividends are affected by their other indebtedness. Therefore, in addition to our senior indebtedness, the junior subordinated debentures effectively will be subordinated to all existing and future indebtedness and liabilities of our subsidiaries, including their deposit liabilities.

   The indenture places no limitation on the amount of additional senior indebtedness that we may incur or on the amount of indebtedness that our subsidiaries may incur. We expect from time to time to incur additional senior indebtedness and that our subsidiaries also will incur additional indebtedness.

Information Concerning the Debenture Trustee

   Bankers Trust Company serves as the debenture trustee under the indenture. Other than during a default under the indenture, the debenture trustee has promised to perform only those duties specifically contained in the indenture. If there is a default under the indenture, the debenture trustee must exercise its powers under the indenture using the care and skill that a prudent person would use under the circumstances in conducting his or her own affairs. However, the debenture trustee is not required to spend or risk its own funds or otherwise incur any liability in performing its duties or exercising any of its powers if it has reasonable grounds to believe that repayment or adequate indemnity is not assured to it. If the holders of the junior subordinated debentures direct the debenture trustee to exercise any of its powers under the indenture, it may refuse to act unless the holders have protected it against expenses and liabilities that it might incur in following the holders' direction.

   The debenture trustee will be liable for its own negligence or willful misconduct, but it will not be liable for good faith errors in judgment or for certain actions taken at the direction of the holders of the junior subordinated debentures as described in the indenture. It may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, security or other paper or document that it believes is genuine and has been signed or presented by the proper party. It also may consult with legal counsel of its choice and is authorized to take any action in reliance on the advice or opinion of that counsel.

Governing Law

   The indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.

                            DESCRIPTION OF GUARANTEE

   We will execute and deliver the guarantee at the same time FCB/NC Capital Trust issues the preferred securities. Bankers Trust Company will act as guarantee trustee under the guarantee and will hold the guarantee for your benefit. This is a summary of the provisions of the guarantee, and we believe it describes all the material provisions that would be important to you to make an informed investment decision. However, the form of the guarantee, which includes definitions of some of the terms used in the summary, is filed as an exhibit to the registration statement which contains this prospectus. You should read it in its entirety. You can also request a copy of the form of guarantee from the guarantee trustee.

   The guarantee will be qualified as an indenture under the Trust Indenture
Act.

General

   We will irrevocably agree to pay in full on a subordinated basis, to the extent set forth in the guarantee, the payments described below to you, as and when due, regardless of any defense, right of set-off or counterclaim which FCB/NC Capital Trust may have or assert other than the defense of payment. The following payments with respect to the preferred securities, to the extent not paid or made by or on behalf of FCB/NC Capital Trust, will be subject to the guarantee without duplication:

  . any accumulated and unpaid distributions FCB/NC Capital Trust is required to pay on the preferred securities, to the extent that FCB/NC Capital Trust has the funds to make the distributions at such time;

  . the redemption price with respect to any preferred securities called for redemption by FCB/NC Capital Trust, to the extent that FCB/NC Capital Trust has the funds to pay the redemption at such time; and

  . upon a voluntary or involuntary termination, winding up or liquidation of FCB/NC Capital Trust, unless the junior subordinated debentures are distributed to you, as holders of the preferred securities, the lesser of:

    . the total liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that FCB/NC Capital Trust has sufficient funds available for their payment; and

    . the amount of assets of FCB/NC Capital Trust remaining available for distribution to you on liquidation of FCB/NC Capital Trust.

   Our obligation to make a guarantee payment may be satisfied by directly paying you or by causing FCB/NC Capital Trust to pay you.

   The guarantee will be an irrevocable, subordinated guarantee of payment of FCB/NC Capital Trust's obligations under the preferred securities. The guarantee will apply only to the extent that FCB/NC Capital Trust has funds sufficient to make payments. If we do not make payments on the junior subordinated debentures held by FCB/NC Capital Trust, FCB/NC Capital Trust will not have funds to pay any amounts payable in respect of the preferred securities.

Status of the Guarantee

   The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all of our senior indebtedness in the same manner as the junior subordinated debentures. The guarantee does not limit our ability to incur or issue other secured or unsecured senior indebtedness and we expect to incur, from time to time, additional senior indebtedness. Our obligations under the guarantee are effectively subordinated to all existing and future liabilities of any of our subsidiaries and their respective subsidiaries as discussed above with respect to the junior subordinated debentures under the heading "Description of Junior Subordinated Debentures-- Subordination" on page 38.

   The guarantee will constitute a guarantee of payment and not of collection. A guarantee of payment entitles the guarantee trustee or you to institute a legal proceeding directly against us as the guarantor to enforce your rights under the guarantee without first instituting a legal proceeding against FCB/NC Capital Trust or any other person or entity. The guarantee will be held by the guarantee trustee for your benefit. The guarantee will not be discharged except by paying the amounts required under the guarantee in full to the extent not paid by FCB/NC Capital Trust or distributing the junior subordinated debentures to you.

Amendments and Assignment

   Except with respect to any changes that do not materially adversely affect your rights, in which case no consent will be required, the guarantee may not be amended without the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding preferred securities. The manner of obtaining any such approval is set forth under "Description of Preferred Securities--Voting Rights; Amendment of Trust Agreement" on page 26. All guarantees and agreements contained in the guarantee will bind our successors, assigns, receivers, trustees and representatives and will be for your benefit and the benefit of all of the holders of the preferred securities then outstanding. Except in connection with a consolidation, merger or sale involving us that is permitted under the indenture and pursuant to which the assignee agrees in writing to perform our obligations under the guarantee, we may not assign our obligations under the guarantee.

Events of Default

   An event of default under the guarantee will occur if we do not perform any of our payment obligations under the guarantee or if we do not perform any of our obligations under the guarantee other than with respect to payment for 30 days. The holders of a majority in aggregate liquidation amount of the outstanding preferred securities have the right to direct when, how and where any proceeding for any remedy available to the guarantee trustee under the guarantee is conducted or to direct the guarantee trustee to exercise any trust or power conferred upon the guarantee trustee under the guarantee.

   In addition to acts taken by the guarantee trustee, you may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against FCB/NC Capital Trust, the guarantee trustee or any other person or entity. Since you will not be the record holder of the preferred securities while they are in book-entry form, you will have to observe the procedures of The Depository Trust Company to take such action. See "Description of Preferred Securities--Book Entry, Delivery and Form" on page 27.

   We are required, as guarantor, to certify annually to the guarantee trustee whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

Information Concerning the Guarantee Trustee

   Bankers Trust Company serves as the guarantee trustee and will hold the guarantee for the benefit of the holders of the preferred securities. Other than during a default by us under the guarantee, the guarantee trustee has promised to perform only those duties specifically contained in the guarantee. If there is a default under the guarantee, the guarantee trustee must exercise its rights and powers under the guarantee using the same care and skill that a prudent person would use under the circumstances in conducting his or her own affairs. However, the guarantee trustee is not required to spend or risk its own funds or otherwise incur any liability in performing its duties or exercising any of its powers if it has reasonable grounds to believe that repayment or adequate indemnity is not assured to it. If the holders of the preferred securities direct the guarantee trustee to exercise any of its powers under the guarantee, it may refuse to act unless the holders have protected it against expenses and liabilities that it might incur in following the holders' direction.

   The guarantee trustee will be liable for its own negligence or willful misconduct, but it will not be liable for good faith errors in judgment or for certain actions taken at the direction of the holders of the preferred securities as described in the guarantee. It may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, security or other paper or document that it believes is genuine and has been signed or presented by the proper party. It also may consult with legal counsel of its choice and is authorized to take any action in reliance on the advice or opinion of that counsel.

Termination of the Guarantee

   The guarantee will terminate and be of no further force and effect upon:

  .  full payment of the redemption price of the preferred securities;

  . full payment of the amounts payable with respect to the preferred securities upon liquidation of FCB/NC Capital Trust; or

  . distribution of junior subordinated debentures to you and the other holders of the preferred securities in exchange for all of the preferred securities.

   The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time you must return payment of any sums paid to you under the preferred securities or the guarantee.

Governing Law

   The guarantee will be governed by and construed in accordance with the laws of the State of New York.

            RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR
                   SUBORDINATED DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

   We have irrevocably guaranteed, on a subordinate basis, payments of distributions and other amounts due on the preferred securities to the extent that FCB/NC Capital Trust has funds available to make these payments. Taken together, our obligations under the junior subordinated debentures, the indenture, the trust agreement and the guarantee provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all the other documents gives you a full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of FCB/NC Capital Trust's obligations in respect of the preferred securities.

   If we do not make payments on the junior subordinated debentures, FCB/NC Capital Trust will not have sufficient funds to pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of amounts payable with respect to the preferred securities when FCB/NC Capital Trust does not have sufficient funds to pay these amounts. In that event, your remedy is to institute a legal proceeding directly against us for enforcement of our payment obligations under the junior subordinated debentures having a principal amount equal to the liquidation amount of the preferred securities you hold.

   Our obligations under the junior subordinated debentures and the guarantee are subordinate and junior in right of payment to all of our senior indebtedness. An event of default under any of our senior indebtedness would not constitute an event of default in respect of the preferred securities. However, in the event of payment defaults under, or acceleration of, our senior indebtedness, the subordination provisions of the indenture provide that we will not make any payments on the junior subordinated debentures until we have paid in full the senior indebtedness and all of our defaults on our senior indebtedness have been cured or waived. See "Description of Junior Subordinated Debentures--Subordination" on page 38. Failure to make required payments on the junior subordinated debentures would constitute an event of default in respect of the preferred securities.

Sufficiency of Payments

   If we make the payments on the junior subordinated debentures when they are due, those payments will be sufficient to cover distributions and other payments distributable on the preferred securities, primarily because:

  . the total principal amount of the junior subordinated debentures will be equal to the sum of the total stated liquidation amount of the preferred securities and common securities;

  . the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate, distribution dates and other payment dates for the preferred securities;

  . we will pay for any and all costs, expenses and liabilities of FCB/NC Capital Trust except FCB/NC Capital Trust's obligations to you and to us, as the holder of the common securities, to pay amounts due under the preferred securities and the common securities, respectively; and

  . the trust agreement provides that FCB/NC Capital Trust will not engage in any activity that is not consistent with the limited purposes of FCB/NC Capital Trust.

   If we make a payment under the guarantee, our obligations under the indenture will be reduced by the amount of that payment.

Enforcement Rights of Holders of Preferred Securities

   You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, FCB/NC Capital Trust or any other person or entity. See "Description of Guarantee--Events of Default" on page 42.

Rights to Distributions

   The preferred securities represent preferred beneficial interests in the assets of FCB/NC Capital Trust, and FCB/NC Capital Trust exists for the sole purposes of issuing the preferred securities and common securities and investing the proceeds in the junior subordinated debentures and engaging in other activities necessary, convenient or incidental to those activities. A principal difference between your rights as a holder of preferred securities and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from us payments on the junior subordinated debenture, while you are entitled to receive distributions or other amounts distributable with respect to the preferred securities from FCB/NC Capital Trust, or from us under the guarantee, only if FCB/NC Capital Trust has funds available for the payment of those distributions.

Rights upon Dissolution

   Upon any voluntary or involuntary dissolution of FCB/NC Capital Trust, other than any dissolution involving the distribution of the junior subordinated debentures to you, as holders of the preferred securities, and after satisfaction of liabilities to creditors of FCB/NC Capital Trust as required by applicable law, you will be entitled to receive, out of assets held by FCB/NC Capital Trust, the liquidation distribution in cash. See "Description of Preferred Securities--Liquidation Distribution Upon Dissolution" on page 22. If we are voluntarily or involuntarily liquidated or declare bankruptcy, FCB/NC Capital Trust, as registered holder of the junior subordinated debentures, will be our subordinated creditor, subordinated and junior in right of payment to all our senior indebtedness. However, FCB/NC Capital Trust will be entitled to receive payment in full of all amounts payable with respect to the junior subordinated debentures before any of our shareholders receive payments or distributions. Because we are the guarantor under the guarantee and have agreed under the indenture to pay for all costs, expenses and liabilities of FCB/NC Capital Trust, other than FCB/NC Capital Trust's obligations to you and to the holder of the common securities, your position as a holder of the preferred securities and the position of holders of junior subordinated debentures compared to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

   The statements of law and legal conclusions in the following discussion are the opinion of Hunton & Williams, Richmond, Virginia, our tax counsel, as to the material United States federal income tax consequences of the purchase, ownership and disposition of the preferred securities.

   Except where we state otherwise, this discussion deals only with preferred securities held as capital assets within the meaning of the Internal Revenue Code by a holder who:

  .  is a United States Person (as defined below); and

  . purchases the preferred securities upon original issuance at their original issue price.

   "United States Person" means a beneficial owner of preferred securities that, for United States federal income tax purposes, is:

  .  a citizen or resident of the United States;

  . a corporation, partnership or other entity taxable as a corporation or partnership that is created or organized in or under the laws of the United States or any political subdivision thereof;

  . an estate the income of which is subject to United States federal income taxation without regard to its source; or

  .  a trust that:

    . is subject to the primary supervision of a court within the United States and the control of one or more United States Persons, or

    . has a valid election in effect under the applicable United States Treasury regulations to be treated as a United States Person.

   This discussion does not discuss all of the tax consequences that may be relevant to beneficial owners. Nor does it address tax consequences to beneficial owners who are subject to special rules, such as:

  .  banks;

  .  thrift institutions;

  .  real estate investment trusts;

  .  regulated investment companies;

  .  insurance companies;

  .  dealers in securities or currencies;

  .  securities traders that elect to mark to market;

  .  tax-exempt investors;

  . persons holding a preferred security as a position in a straddle, or as part of a hedging, conversion or other integrated investment; and

  . except with respect to the discussion under the caption "Non-United States Holders," persons who are not United States Persons.

   In addition, this discussion does not address:

  . the income tax consequences to stockholders in, or partners or beneficiaries of, a holder of preferred securities;

  . the United States alternative minimum tax consequences of purchasing, owning and disposing of preferred securities; or

  . any state, local or foreign tax consequences of purchasing, owning and disposing of preferred securities.

   This discussion is based on United States federal income tax laws in effect on the date of this prospectus, including applicable regulations and administrative and judicial interpretations. Changes to any of these laws, regulations or interpretations after this date may affect the tax consequences described below, possibly on a retroactive basis.

   The authorities on which this discussion is based are subject to various interpretations, and the opinions of Hunton & Williams are not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described in this prospectus. Accordingly, we cannot assure you that the IRS will not challenge the opinions expressed or that a court would not sustain such a challenge.

   You should consult your own tax advisor about the federal income tax consequences to you of purchasing, owning and disposing of preferred securities, especially if you would be a beneficial owner that would be subject to special rules or you otherwise believe that your particular tax situation is not addressed in this discussion. You also should consult your own tax advisor about any other tax consequences of purchasing, owning or disposing of preferred securities.

Classification of the Trust

   In the opinion of Hunton & Williams, FCB/NC Capital Trust will be classified for United States federal income tax purposes as a grantor trust and not an association taxable as a corporation based on:

  . our factual representations and other facts and assumptions set forth in this prospectus;

  . the assumption that there will be full compliance with the terms of the trust agreement; and

  . other assumptions and qualifications stated in the opinion which is filed as an exhibit to the registration statement of which this prospectus is a part.

   As a result, for United States federal income tax purposes, you generally will be considered the owner of an undivided interest in the junior subordinated debentures owned by FCB/NC Capital Trust. Accordingly, you will be required to include all income or gain recognized for United States federal income tax purposes with respect to your share of the junior subordinated debentures in your gross income for United States federal income tax purposes, whether or not you receive distributions on your preferred securities.

Classification of the Junior Subordinated Debentures

   The junior subordinated debentures are intended to be, and in the opinion of Hunton & Williams will be (based on the facts contained in this prospectus, the terms of the indenture and the junior subordinated debentures, and certain representations and assumptions stated in the opinion), classified for United States federal income tax purposes as our indebtedness. By acceptance of preferred securities, each holder covenants to treat the junior subordinated debentures as indebtedness and the preferred securities as evidence of an indirect beneficial ownership interest in the junior subordinated debentures. We cannot assure you that the IRS will not challenge this position. The remainder of this discussion assumes that the junior subordinated debentures will be treated as our indebtedness for United States federal income tax purposes.

Interest Income and Original Issue Discount

   Under Treasury Regulations, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount. We believe that the likelihood of our exercising our option to defer payments is remote, based in part on the fact that exercising that option would prevent us from declaring dividends on our common stock and would prevent us from making any payments with respect to debt securities that rank equally with or junior to the junior subordinated debentures. Based on the foregoing, in the opinion of Hunton & Williams, the junior subordinated debentures will not be considered to be initially issued with original issue discount. Accordingly, you should be taxed on your share of stated interest on the junior subordinated debentures when such interest is paid or accrued in accordance with your regular method of tax accounting.

   If, however, we exercise our option to defer the payment of stated interest on the junior subordinated debentures, the junior subordinated debentures would be treated, for purpose of the original issue discount rules, as being "re-issued" with original issue discount. Under these rules, a holder of the junior subordinated debentures or preferred securities would be required to include in income as original issue discount over the period that the instrument is held an amount approximating the stated interest on the debentures (including interest on deferred interest) as it accrues on a constant yield to maturity, even though there would be no actual cash payments during the deferral period. The actual receipt of future payments representing interest on the junior subordinated debentures would no longer be separately reported as taxable income. Any original issue discount included in income would increase the holder's adjusted tax basis in the junior subordinated debentures or preferred securities and the holder's actual receipt of payments would reduce such basis.

   The Treasury regulations dealing with original issue discount and the deferral of interest have not yet been addressed in any rulings or other interpretations by the IRS. If our power to defer payments of interest is not treated by the IRS as a remote contingency, the junior subordinated debentures would be treated as initially issued with original issue discount. In that event, you would be required to include original issue discount in your income over the term of the junior subordinated debentures on an accrual basis, as described above.

Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust

   Under certain circumstances described above, FCB/NC Capital Trust may distribute the junior subordinated debentures to you in exchange for your preferred securities in liquidation of FCB/NC Capital Trust. See "Description of Preferred Securities--Liquidation Distribution Upon Dissolution" on page 22. Except as discussed below, a distribution of the junior subordinated debentures would not be a taxable event for United States federal income tax purpose. In that case, you would have an aggregate adjusted tax basis in the junior subordinated debentures you receive equal to your aggregate adjusted basis in your preferred securities, and your holding period for the junior subordinated debentures you receive would include the period during which you held your preferred securities. If, however, FCB/NC Capital Trust distributes the junior subordinated debentures after a tax event that results in FCB/NC Capital Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to you. In that case, you would recognize gain or loss equal to the difference between your adjusted tax basis in your preferred securities and the fair market value of the junior subordinated debentures you receive.

   Under certain circumstances, we may redeem junior subordinated debentures for cash and distribute the proceeds of this redemption to you in exchange for your preferred securities. See "Description of Preferred Securities-- Redemption" on page 19. This redemption would be taxable for United States federal income tax purposes, and you would recognize gain or loss as if you had sold the preferred securities for cash. See "--Sales of Preferred Securities" below.

Sales of Preferred Securities

   If you sell your preferred securities or they are redeemed for cash, you will recognize gain or loss equal to the difference between your adjusted tax basis in the preferred securities and the amount realized on the sale or redemption of the preferred securities. Unless a preferred security is treated as having original issue discount, any portion of the amount you receive that is attributable to accrued interest will be treated as interest income and will not be treated as part of the amount realized for purposes of determining your gain or loss on the disposition of preferred securities. Your adjusted tax basis in the preferred securities generally will be the initial purchase price. If, however, the junior subordinated debentures are treated as having original issue discount, the basis would be increased by original issue discount included in your gross income to the date of disposition, and decreased by payments received on the preferred securities other than any interest for the period prior to the date that preferred securities are treated as issued with original issue discount. Any gain or loss generally will be capital gain or loss, and generally will be a long-term capital gain or loss if you have held the preferred securities as a capital asset for more than one year prior to the date of disposition. In the case of individuals, trusts and estates, long-term capital gains generally are taxed at reduced rates. Subject to certain limited exceptions, capital losses generally cannot be applied to offset ordinary income.

Non-United States Holders

   The following discussion applies to you only if you would be a beneficial owner of preferred securities and are not a United States Person as defined above. Under present United States federal income tax law, if you are not engaged in a trade or business in the United States:

  . No withholding of United States federal income tax will be required with respect to the payment by us, FCB/NC Capital Trust or any paying agent of principal or interest, including any original issue discount, on the preferred securities or the junior subordinated debentures provided that:

    . you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

    . you are not a controlled foreign corporation that is related to us through stock ownership;

    . you are not a bank whose receipt of interest on a junior subordinated debenture or preferred security is described in Section 881(c)(3)(A) of the Internal Revenue Code; and

    . either (a) you provide your name and address on IRS Form W-8BEN or another appropriate form and certify, under penalties of perjury, that you are not a United States Person, or (b) a financial institution holding the preferred security (or the junior subordinated debenture) on your behalf certifies, under penalties of perjury, that it has received an IRS Form W-8BEN or another appropriate form from you and provides us with a copy; and

  . No withholding of United States federal income tax will be required with respect to any gain realized by you upon the sale or other disposition of the preferred securities or the junior subordinated debentures if you provide appropriate documentation that you are a foreign person.

   If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax unless you provide us or our paying agent with a properly executed:

  . IRS Form W-8BEN or another appropriate form claiming an exemption from, or a reduction of, withholding tax under the benefit of an applicable tax treaty; or

  . IRS Form W-8ECI or another appropriate form stating that interest received on the preferred securities or the junior subordinated debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

   If you are engaged in a trade or business in the United States and income on the preferred securities or the junior subordinated debentures is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on the income on a net income basis in the same manner as if you were a United States Person. In addition, if you are a foreign corporation, you may be subject to a 30% branch profits tax.

   Any gain realized upon the sale or other disposition of the preferred securities or the junior subordinated debentures generally will not be subject to United States federal income tax unless:

  . the gain is effectively connected with a United States trade or business conducted by you; or

  . in the case of a non-United States holder who is an individual, the individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

   Your estate will not be subject to U.S. federal estate tax on the preferred securities or the junior subordinated debentures beneficially owned by you at the time of your death, provided that:

  . you do not own 10% or more of the total combined voting power of all classes of our voting stock; and

  . interest on the preferred securities or junior subordinated debentures would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

   Non-United States holders should consult their tax advisors about the rules concerning withholding on non-United States holders.

Backup Withholding Tax and Information Reporting

   The amount of interest paid and any original issue discount accrued on the junior subordinated debentures held directly or through the preferred securities by United States Persons, other than corporations and other exempt recipients, will be reported annually to the IRS. Such income is to be reported to holders by January 31 following each calendar year.

   "Backup" withholding at a rate of up to 30.5% will apply to payments of interest and payments of redemption or other disposition proceeds to you if you are a non-exempt United States Person unless you furnish your taxpayer identification number in the manner prescribed in applicable Treasury regulations, certify that this number is correct, and meet certain other conditions. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against your United States federal income tax liability, provided required information is furnished to the IRS.

                              ERISA CONSIDERATIONS

   Before authorizing an investment in the preferred securities, fiduciaries of pension, profit sharing or other employee benefit plans subject to the Employee Retirement Income Security Act of 1974 or ERISA should consider, among other matters:

  . ERISA's fiduciary standards, including its prudence and diversification requirements;

  . whether the fiduciaries have authority to make an investment in the preferred securities under the applicable plan investment policies and governing instruments; and

  . rules under ERISA and the Internal Revenue Code that prohibit plan fiduciaries from causing a plan to engage in a "prohibited transaction."

   Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to
Section 4975 of the Internal Revenue Code, from engaging in certain transactions involving plan assets with persons who are "parties in interest" under ERISA or

"disqualified persons" under the Internal Revenue Code with respect to the plan. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Internal Revenue Code, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or
Section 4975 of the Internal Revenue Code.

   The Department of Labor has issued a regulation, the plan assets regulation, concerning the definition of what constitutes the assets of a plan. The plan assets regulation provides that, for purposes of ERISA, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a plan makes an equity investment will be deemed to be assets of the investing plan unless certain exceptions apply.

   Pursuant to an exception in the plan assets regulation, the assets of FCB/NC Capital Trust would not be deemed to be plan assets of investing plans if, immediately after the most recent acquisition of any equity interest in FCB/NC Capital Trust, less than 25% of the value of each class of equity interests in FCB/NC Capital Trust were held by plans, other employee benefit plans not subject to ERISA or Section 4975 of the Internal Revenue Code such as governmental, church and foreign plans, and entities holding assets deemed to be plan assets, or benefit plan investors. We cannot assure you that the value of the preferred securities held by benefit plan investors will be less than 25% of the total value of the preferred securities at the completion of the offering or thereafter, and no monitoring or other measures will be taken to satisfy the conditions to this exception. We will purchase and hold all of the common securities.

   We cannot assure you that any of the exceptions set forth in the plan assets regulation will apply to the purchase of preferred securities and, as a result, an investing plan's assets could be considered to include an undivided interest in the junior subordinated debentures held by FCB/NC Capital Trust. In the event that assets of FCB/NC Capital Trust are considered assets of an investing plan, the property trustee, we and/or others, in providing services with respect to the junior subordinated debentures, could be considered fiduciaries to the plan and subject to the fiduciary responsibility provisions of Title I of ERISA. In addition, certain transactions involving FCB/NC Capital Trust and/or the preferred securities could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Internal Revenue Code with respect to a plan. For example, if we are a party in interest with respect to an investing plan, extensions of credit between us and FCB/NC Capital Trust, as represented by the junior subordinated debentures and the guarantee, would likely be prohibited by Section 406(a)(1)(B) of ERISA and
Section 4975(c)(1)(B) of the Internal Revenue Code.

   The Department of Labor has issued five prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the preferred securities, assuming that assets of FCB/NC Capital Trust were deemed to be plan assets of plans investing in FCB/NC Capital Trust. Those class exemptions are:

  . PTCE 96-23 which pertains to certain transactions by an in-house asset manager;

  . PTCE 95-60 which pertains to certain transactions involving insurance company general accounts;

  . PTCE 91-38 which pertains to certain transactions involving bank collective investment funds;

  . PTCE 90-1 which pertains to certain transactions involving insurance company pooled separate accounts; and

  . PTCE 84-14 which pertains to certain transactions by independent qualified asset managers.

   Because of ERISA's prohibitions and those of Section 4975 of the Internal Revenue Code, the preferred securities may not be purchased or held by any plan, any entity whose underlying assets include plan assets by reason of any plan's investment in the entity, or a plan asset entity, or any other person investing plan assets of any plan, unless the purchase or holding is covered by the exemptive relief provided by PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption. If a purchaser or holder of the preferred securities that is a plan or a plan asset entity elects to rely on an exemption other than PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, we and FCB/NC Capital Trust may require a satisfactory opinion of counsel or other evidence with respect to the availability of such exemption. Any purchaser or holder of the preferred securities that is a plan or a plan asset entity or is purchasing such securities on behalf of or with plan assets will be deemed to have represented by its purchase that:

  . the purchase and holding of the preferred securities is covered by the exemptive relief provided by PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption;

  .  we and the administrators are not "fiduciaries," within the meaning of
     Section 3(21) of ERISA and the regulations thereunder, with respect to that person's interest in the preferred securities or the junior subordinated debentures; and

  . in purchasing the preferred securities, that person approves the purchase of the junior subordinated debentures and the appointment of the property trustee and the Delaware trustee.

   Insurance companies considering an investment in the preferred securities should note that the Small Business Job Protection Act of 1996 added new
Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Internal Revenue Code. Pursuant to Section 401(c) of ERISA, the Department of Labor issued the proposed general account regulations in December 1997 with respect to insurance policies that are supported by an insurer's general account. The proposed general account regulations are intended to provide guidance on which assets held by the insurer constitute plan assets of a plan for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Internal Revenue Code.

   Any plans or other entities whose assets include plan assets subject to ERISA or Section 4975 of the Internal Revenue Code proposing to acquire preferred securities should consult with their own counsel.

   Governmental plans, certain church plans, and foreign plans are not subject to ERISA, and are also not subject to the prohibited transaction provisions of
Section 4975 of the Internal Revenue Code. However, federal, state, local, non-U.S. or other laws or regulations may contain fiduciary and prohibited transaction provisions similar to those under ERISA and the Internal Revenue Code discussed above. Accordingly, fiduciaries of governmental, church and foreign plans, in consultation with advisers, should consider the impact of these similar laws on investments in the preferred securities and the considerations discussed above to the extent applicable.

                                  UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement among us, FCB/NC Capital Trust and the underwriters named below, the underwriters have severally agreed to purchase from FCB/NC Capital Trust, and FCB/NC Capital Trust has agreed to sell to them, an aggregate of 4,000,000 preferred securities in the amounts set forth below opposite their names.

                                                                      Number of
                                                                      Preferred
         Underwriter                                                  Securities
         -----------                                                  ----------
   Keefe, Bruyette & Woods, Inc......................................
   A.G. Edwards & Sons, Inc..........................................
   First Union Securities, Inc.......................................
   Legg Mason Wood Walker, Incorporated..............................
                                                                      ---------
     Total........................................................... 4,000,000
                                                                      =========

   Under the terms and conditions of the underwriting agreement, the underwriters are committed to purchase all of the preferred securities, if any are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in certain cases, the underwriting agreement may be terminated. The underwriting agreement provides that the obligations of the underwriters are subject to approval of certain legal matters by their counsel, including the authorization and the validity of the preferred securities, and to other conditions contained in the underwriting agreement, such as the effectiveness with the SEC of the registration statement that contains this prospectus and the receipt by the underwriters of certificates from our officers, legal opinions from our lawyers and a letter from our independent public accountants regarding our financial statements and the statistical data contained in the prospectus and in our filings under the Securities Exchange Act of 1934.

   The underwriters propose to offer the preferred securities directly to the public at the public offering price set forth on the cover page of this prospectus and to selected securities dealers at this price, less a concession
of up to $      per preferred security. The underwriters may allow, and the
selected dealers may reallow, a concession of up to $        per preferred
security to other brokers and dealers. After the initial offering of the preferred securities, the underwriters may change the offering price, concession, discount and other selling terms from time to time.

   The table below shows the price and proceeds on a per preferred security and aggregate basis. Because FCB/NC Capital Trust will use the proceeds from the sale of the preferred securities to purchase the junior subordinated debentures from us, we have agreed to pay the underwriting commission. The underwriters will receive no other items of value that could be considered underwriting compensation by the NASD.

                                            Per Preferred Security    Total
                                            ---------------------- ------------
Public offering price.....................          $25.00         $100,000,000
Proceeds to FCB/NC Capital Trust..........           25.00          100,000,000
Underwriting commission to be paid by us..
Net proceeds, before expenses, to First
 Citizens BancShares, Inc.................          $              $

   The proceeds to be received by FCB/NC Capital Trust and the net proceeds to be received by us, as shown in the table above, do not reflect estimated expenses payable by us for printing, depository and trustees' fees, legal and accounting fees and other offering expenses, which we estimate will be
approximately $               .

   The offering of the preferred securities is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for the purchase of the preferred securities.

   Prior to this offering, there has been no public market for the preferred securities. The preferred securities have been approved for listing, subject to notice of issuance, on the American Stock Exchange under the trading symbol "FZB." Trading is expected to commence on or prior to delivery of the preferred securities. However, we cannot assure you that an active and liquid trading market will develop or, if developed, that the market will continue. The offering price and distribution rate have been determined by negotiations between the underwriters and us, and the offering price of the preferred securities may not be indicative of the market price following the offering.

   In connection with this offering, the underwriters and other persons participating in this offering may engage in transactions which affect the market price of the preferred securities. These may include stabilizing and over-allotment transactions and purchases to cover syndicate short positions. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the preferred securities. Over-allotment involves selling more shares of the preferred securities in this offering than are specified on the cover page of this prospectus, which results in a syndicate short position. The underwriters may cover this short position by purchasing preferred securities in the open market.

   In addition, the representatives may impose a penalty bid. This allows the representatives to reclaim the selling concession allowed to an underwriter or selling group member if preferred securities sold by such underwriter or selling group member in this offering are repurchased by the representatives in stabilizing or syndicate short covering transactions. These transactions, which may be effected on the American Stock

Exchange or otherwise, may stabilize, maintain or otherwise affect the market price of the preferred securities and could cause the price to be higher than it would be without these transactions. The underwriters and other participants in this offering are not required to engage in any of these activities and may discontinue any of these activities at any time without notice. We and the underwriters make no representation or prediction as to whether the underwriters will engage in such transactions or choose to discontinue any transactions engaged in or as to the direction or magnitude of any effect that these transactions may have on the price of the preferred securities.

   First Citizens Investor Services, Inc., a wholly owned subsidiary of First-Citizens Bank & Trust Company and an NASD member, is participating in the selling group in the offering of the preferred securities. Accordingly, the offer and sale of the preferred securities is being made in compliance with the provisions of Rule 2720 under the NASD Conduct Rules.

   Because the National Association of Securities Dealers, Inc. may view the preferred securities as interests in a direct participation program, the offer and sale of the preferred securities is being made in compliance with the provisions of Rule 2810 under the NASD Conduct Rules. As a result, no sales of preferred securities will be executed in a discretionary account without prior written approval of the customer.

   We and FCB/NC Capital Trust have agreed that during the period beginning on the date of the underwriting agreement and ending 180 days thereafter, we will not, without the prior written consent of Keefe, Bruyette & Woods, Inc., (1) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any securities that are substantially similar to the preferred securities, any security convertible into or exercisable or exchangeable for preferred securities or any security substantially similar to the preferred securities or file any registration statement under the Securities Act of 1933 with respect to any such securities or (2) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of preferred securities or any security substantially similar to the preferred securities.

   We and FCB/NC Capital Trust have agreed to indemnify the underwriters against liabilities arising from the offering of the preferred securities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in connection with those liabilities.

   Certain of the underwriters and their affiliates have, from time to time, performed investment banking and other services for us in the ordinary course of business and have received fees from us for their services.

                             VALIDITY OF SECURITIES

   Certain matters of Delaware law relating to the validity of the preferred securities, the enforceability of the trust agreement and the creation of FCB/NC Capital Trust will be passed upon for us by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to us and FCB/NC Capital Trust. Certain tax matters relating to the preferred securities and FCB/NC Capital Trust will be passed upon for us by Hunton & Williams, Richmond, Virginia, special tax counsel to us. The validity of the guarantee and the junior subordinated debentures will be passed upon for us by our general counsel, Ward and Smith, P.A., Raleigh, North Carolina, and for the underwriters by its special counsel, Alston & Bird LLP, New York, New York and Washington, D.C. Ward and Smith, P.A. and Alston & Bird LLP will rely as to certain matters of Delaware law on the opinion of Richards, Layton & Finger, P.A., and Ward and Smith, P.A. will rely as to certain matters of New York law on the opinion of White & Case LLP, New York, New York. Members of Ward and Smith, P.A. beneficially own an aggregate of 19,049 shares of our Class A common stock and an aggregate of 9,663 shares of our Class B common stock.

                                    EXPERTS

   The consolidated financial statements of First Citizens BancShares, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Our Securities and Exchange Commission file number is 0-16471. Our filings with the Securities and Exchange Commission also are available to the public from the Securities and Exchange Commission's website at http://www.sec.gov. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information. Our Class A common stock is listed on the Nasdaq National Market under the symbol "FCNCA."

   This prospectus is part of a registration statement we filed with the Securities and Exchange Commission and does not contain all of the information set forth in the registration statement. You should consult the registration statement for further information with respect to our company and these securities.

   The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information and information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the preferred securities are sold.

  .  our Annual Report on Form 10-K for the year ended December 31, 2000;

  .  a Current Report on Form 8-K dated March 1, 2001;

  .  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;
     and

  .  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

   You may request a copy of any of these filings, at no cost, by writing or calling us at the following address: Kenneth A. Black, First Citizens BancShares, Inc., 3128 Smoketree Court, Raleigh North Carolina 27604, telephone: (919) 716-7336.

   No separate financial statements of FCB/NC Capital Trust have been included or incorporated by reference in this document. We do not, nor does FCB/NC Capital Trust, consider that such financial statements would be material to holders of the preferred securities because FCB/NC Capital Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the junior subordinated debentures and issuing the preferred securities and common securities. In addition, we do not expect that FCB/NC Capital Trust will file separate reports under the Securities Exchange Act of 1934 with the SEC.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this prospectus in connection with this offering, and, if given or made, such other information or representation must not be relied upon as having been authorized by First Citizens BancShares, Inc. or FCB/NC Capital Trust II. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of First Citizens BancShares, Inc. or FCB/NC Capital Trust II since any of the dates as of which information is furnished in this prospectus or since the date of this prospectus.

                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  11
Cautionary Statement Regarding Forward-Looking Statements and Other
 Matters.................................................................  15
Use of Proceeds..........................................................  15
Capitalization...........................................................  16
Accounting Treatment.....................................................  16
Description of Preferred Securities......................................  17
Description of Junior Subordinated Debentures............................  30
Description of Guarantee.................................................  41
Relationship Among the Preferred Securities, the Junior Subordinated
 Debentures and the Guarantee............................................  43
Material United States Federal Income Tax Consequences...................  45
ERISA Considerations.....................................................  49
Underwriting.............................................................  51
Validity of Securities...................................................  53
Experts..................................................................  54
Where You Can Find Additional Information................................  54

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $100,000,000

                            FCB/NC Capital Trust II

                             % Preferred Securities
                          ($25.00 liquidation amount
                            per preferred security)

         fully and unconditionally guaranteed, as described herein, by

                        First Citizens BancShares, Inc.

                      [LOGO OF FIRST CITIZENS BANCSHARES]


                                ---------------

                                  PROSPECTUS

                                ---------------

Keefe, Bruyette & Woods, Inc.
  A.G. Edwards & Sons, Inc.
     First Union Securities, Inc.
            Legg Mason Wood Walker
                    Incorporated

                                       , 2001

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.

   The estimated expenses in connection with the issuance and distribution of the securities covered by this Registration Statement, other than underwriting discounts and commissions, are as follows:


   Securities and Exchange Commission registration fee................ $ 25,000
   Printing fees and expenses.........................................   50,000
   Legal fees and expenses............................................  175,000
   Accounting fees and expenses.......................................   60,000
   Blue Sky fees and expenses.........................................    5,000
   Trustees' fees and expenses........................................   20,000
   Other..............................................................   25,000
                                                                       --------
     Total............................................................ $360,000
                                                                       ========


Item 15. Indemnification of Directors and Officers.

First Citizens BancShares, Inc.

   Permissible Indemnification. Under the General Corporation Law of the State of Delaware, we generally may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (other than an action by us or in our right), whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   In the case of an action or suit by us or in our right to procure a judgment in our favor, we generally may indemnify any person who was or is a party, or is threatened to be made a party, to any such threatened, pending or completed action or suit by reason of the fact that he is or was our director, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and, if he shall have been adjudged to be liable to us, only to the extent the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case such person if fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper).

   Mandatory Indemnification. To the extent that one of our directors or officers is successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

   Advance for Expenses. Expenses incurred by our director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by us in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay amounts advanced if it ultimately is determined that such person is not entitled to be indemnified by us against such expenses.

   Indemnification by Us. Our Bylaws provide for indemnification of our directors and officers to the fullest extent permitted by Delaware law and require our Board of Directors to take all actions necessary and appropriate to authorize such indemnification.

   Under Delaware law, we may purchase insurance on behalf of any person who is or was our director or officer against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against such liability. We maintain a liability insurance policy covering our directors and officers.

FCB/NC Capital Trust II

   Under the Delaware Business Trust Act, a business trust has the power to indemnify and hold harmless any trustee from and against any and all claims and demands whatsoever, but the power to indemnify trustees is limited by the governing instrument of the trust. The absence of an indemnification provision cannot be construed to deprive any trustee of any right of indemnification that would otherwise be available under the laws of Delaware.

   The trust agreement of FCB/NC Capital Trust provides that we agree, to the fullest extent permitted by applicable law, to indemnify and hold harmless each trustee of FCB/NC Capital Trust, each administrator, any affiliate of any trustee, any officer, director, shareholder, employee, representative or agent of any trustee, and any employee or agent of FCB/NC Capital Trust, from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature whatsoever incurred by that indemnified person arising out of or in connection with the creation, operation or dissolution of FCB/NC Capital Trust or any act or omission performed or omitted by the indemnified person in good faith on behalf of FCB/NC Capital Trust and in a manner that the indemnified person reasonably believed to be within the scope of authority conferred on the indemnified person by the trust agreement, except that no indemnified person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by that indemnified person by reason of negligence or willful misconduct with respect to such acts or omissions.

Item 16. Exhibits and Financial Statement Schedules.

   An index of exhibits appears at page II-7 and is incorporated herein by reference.

Item 17. Undertakings.

   Each of the undersigned Registrants hereby undertakes as follows:

(A) For purposes of determining any liability under the Securities Act of 1933, each filing of First Citizens BancShares, Inc.'s annual report pursuant to
    Section 13(a) or Section 15(b) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will each be governed by the final adjudication of such issue.

(C)(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on October 2, 2001.


                                          First Citizens Bancshares, Inc.

                                                 /s/ James B. Hyler, Jr.
                                          By: _________________________________
                                                    James B. Hyler, Jr.
                                                       Vice Chairman

   Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to this Registration Statement on Form S-3 has been signed by the following persons in the capacity and on the dates indicated.


                 Name                            Title                   Date
                 ----                            -----                   ----

       /s/ Lewis R. Holding*           Chairman and Chief           October 2, 2001
______________________________________  Executive Officer
           Lewis R. Holding             (principal executive
                                        officer)

       /s/ Frank B. Holding*           Executive Vice Chairman      October 2, 2001
______________________________________
           Frank B. Holding

      /s/ James B. Hyler, Jr.          Vice Chairman                October 2, 2001
______________________________________
         James B. Hyler, Jr.

    /s/ Frank B. Holding, Jr.*         President and Director       October 2, 2001
______________________________________
        Frank B. Holding, Jr.

       /s/ Kenneth A. Black            Vice President, Treasurer    October 2, 2001
______________________________________  and Chief Financial
           Kenneth A. Black             Officer (principal
                                        financial and accounting
                                        officer)

    /s/ John M. Alexander, Jr.*        Director                     October 2, 2001
______________________________________
        John M. Alexander, Jr.

     /s/ Carmen Holding Ames*          Director                     October 2, 2001
______________________________________
         Carmen Holding Ames

        /s/ B. Irvin Boyle*            Director                     October 2, 2001
______________________________________
            B. Irvin Boyle

     /s/ George H. Broadrick*          Director                     October 2, 2001
______________________________________
         George H. Broadrick

     /s/ Hubert M. Craig, III*         Director                     October 2, 2001
______________________________________
         Hubert M. Craig, III

              Signature                          Title                   Date
              ---------                          -----                   ----
     /s/ Betty M. Farnsworth*          Director                     October 2, 2001
______________________________________
         Betty M. Farnsworth

     /s/ Lewis M. Fetterman*           Director                     October 2, 2001
______________________________________
          Lewis M. Fetterman

     /s/ Charles B. C. Holt*           Director                     October 2, 2001
______________________________________
          Charles B. C. Holt

       /s/ Gale D. Johnson*            Director                     October 2, 2001
______________________________________
           Gale D. Johnson

      /s/ Freeman R. Jones*            Director                     October 2, 2001
______________________________________
           Freeman R. Jones

       /s/ Lucius S. Jones*            Director                     October 2, 2001
______________________________________
           Lucius S. Jones

   /s/ Joseph T. Maloney, Jr.*         Director                     October 2, 2001
______________________________________
        Joseph T. Maloney, Jr.

     /s/ J. Claude Mayo, Jr.*          Director                     October 2, 2001
______________________________________
         J. Claude Mayo, Jr.

    /s/ Lewis T. Nunnelee, II*         Director                     October 2, 2001
______________________________________
        Lewis T. Nunnelee, II

       /s/ Talbert O. Shaw*            Director                     October 2, 2001
______________________________________
           Talbert O. Shaw

      /s/ R. C. Soles, Jr.*            Director                     October 2, 2001
______________________________________
           R. C. Soles, Jr.

     /s/ David L. Ward, Jr.*           Director                     October 2, 2001
______________________________________
          David L. Ward, Jr.


* Alexander G. MacFadyen, Jr. hereby signs this Pre-Effective Amendment No. 2 to this Registration Statement on Form S-3 on October 2, 2001, on behalf of each of the indicated persons for whom he is attorney-in-fact pursuant to a Power of Attorney filed herewith.


                                             /s/ Alexander G. MacFadyen, Jr.
                                          *By: ________________________________
                                                Alexander G. MacFadyen, Jr.
                                                    As Attorney-In-Fact

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on October 2, 2001.


                                          FCB/NC Capital Trust II

                                                    /s/ Kenneth A. Black
                                          By: _________________________________
                                                      Kenneth A. Black
                                                       Administrator

   Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to this Registration Statement on Form S-3 has been signed by the following persons in the capacity and on the dates indicated.


                 Name                            Title                   Date
                 ----                            -----                   ----

       /s/ Kenneth A. Black            Administrator                October 2, 2001
______________________________________
           Kenneth A. Black

         /s/ John H. Gray              Administrator                October 2, 2001
______________________________________
             John H. Gray

                                 EXHIBIT INDEX


 Exhibit No.                       Description                         Page No.
 -----------                       -----------                         --------
  1.1        Form of Underwriting Agreement between First Citizens
              BancShares, Inc., FCB/NC Capital Trust II and Keefe,
              Bruyette & Woods

  4.1        +Initial Trust Agreement of FCB/NC Capital Trust II

  4.2        +Certificate of Trust of FCB/NC Capital Trust II

  4.3        Form of Amended and Restated Trust Agreement of FCB/NC
             Capital Trust II

  4.4        Form of Guarantee Agreement

  4.5        Form of Junior Subordinated Indenture between First
              Citizens BancShares, Inc. and Bankers Trust Company, as debenture trustee

  4.6        Form of certificate evidencing preferred securities
             (included as an Exhibit to Exhibit 4.3 hereto)

             Form of junior subordinated debenture (included in
  4.7        Sections 2.2 and 2.3 of Exhibit 4.5 hereto)

  5.1        Opinion of Ward and Smith, P.A., as to the legality of
              the junior subordinated debentures and the guarantee

  5.2 Opinion of Richards, Layton & Finger, P.A., as to the legality of the preferred securities

  8.1 Opinion of Hunton & Williams as to certain federal income tax matters

 12.1 +Statement re computation of ratio of earnings to fixed charges

 23.1        Consent of KPMG LLP

 23.2        Consent of Ward and Smith, P.A. (included in Exhibit
             5.1 hereto)

 23.3        Consent of Richards, Layton & Finger, P.A. (included in
             Exhibit 5.2 hereto)

 23.4 Consent of Hunton & Williams (included in Exhibit 8.1 hereto)

 23.5        Consent of White & Case LLP (included in Exhibit A to
             Exhibit 5.1 hereto)

 24.1        +Powers of Attorney

 25.1        Statement of Eligibility and Qualification under the
              Trust Indenture Act of 1939 of Bankers Trust Company, as Indenture Trustee under the Junior Subordinated
              Indenture

 25.2        Statement of Eligibility and Qualification under the
              Trust Indenture Act of 1939 of Bankers Trust Company, as Property Trustee under the Amended and Restated
              Trust Agreement of FCB/NC Capital Trust II (included in Exhibit 25.1)

 25.3        Statement of Eligibility and Qualification under the
              Trust Indenture Act of 1939 of Bankers Trust Company, as Guarantee Trustee under the Guarantee (included in Exhibit 25.1)

--------


+ Previously filed.